As filed with the Securities and Exchange Commission on June 16, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEP Industries Inc.

(Exact name of registrant as specified in its charter)

Delaware	3081	22-1916107
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue
South Hackensack, New Jersey 07606

(201) 641-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul M. Feeney

Executive Vice President, Finance

AEP Industries Inc.

125 Philips Avenue

South Hackensack, New Jersey 07606

(201) 641-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jin K. Kim, Esq.
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York
(212) 506-2500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
7.875% Senior Notes due 2013	$175,000,000	100%	$175,000,000	$20,597.50

(1)  Estimate in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 16, 2005.

PROSPECTUS

AEP Industries Inc.

Offer to Exchange

$175,000,000

7.875% Senior Notes due 2013

For Outstanding Unregistered 7.875% Senior Notes due 2013

We are offering to exchange new registered 7.875% Senior Notes due 2013 for all of our outstanding unregistered 7.875% Senior Notes due 2013.

The exchange offer expires at 5:00 p.m., New York City time, on           , 2005, unless extended.

The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the SEC.

All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

We will not receive any proceeds from the exchange offer.

The terms of the new notes to be issued are substantially identical in all material respects to the terms of your notes, except that the new notes will not have transfer restrictions, and you will not have registration rights.

There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2005, UNLESS WE EXTEND THE DEADLINE.

This investment involves risks.  See “Risk Factors” beginning on page 13 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2005.

Until                   , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

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You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you.  We have not authorized any other person to provide you with different information.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We previously have filed the following documents with the SEC and are incorporating them by reference into this prospectus:

our Annual Report on Form 10-K for the fiscal year ended October 31, 2004;

our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2005 and April 30, 2005; and

our Current Reports on Form 8-K filed on December 8, 2004, January 13, 2005, February 10, 2005, February 16, 2005, February 18, 2005, February 28, 2005, March 7, 2005, March 9, 2005, March 11, 2005, March 21, 2005, March 22, 2005, March 29, 2005, April 25, 2005, May 2, 2005, May 6, 2005, May 13, 2005 and June 16, 2005.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and until the completion of the exchange offer will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents with the SEC. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the SEC and file periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.  20549.  The phone number of the SEC’s Public Reference Room is 1-800-SEC-0330.  Such information may also be obtained on the Internet at the SEC’s web site located at http://www.sec.gov.

You may make a request for a copy of any reports or other information that we file with the SEC, free of charge, by writing or telephoning us at the following address or telephone number:

AEP Industries Inc.
125 Phillips Avenue
South Hackensack, NJ  07606-1546
Telephone:  201-641-6600
Facsimile:  201-807-2490
Attention:  Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

We have filed a registration statement on Form S-4 (of which this prospectus is a part) with the SEC under the Securities Act of 1933 with respect to the new notes.  This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  You should review our registration statement and our exhibits.

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PROSPECTUS SUMMARY

The following summary highlights key aspects of the exchange offer and the company, but does not contain all of the information that you should consider before making an investment decision.  This is a summary and is, therefore, not complete and may not contain all of the information that is important to you.  For a more complete understanding of our business and the exchange offer, you should read this entire prospectus, including the “Risk Factors,” and our financial statements and the related notes included in our Current Report on Form 8-K dated June 16, 2005, for the fiscal years ended October 31, 2004, 2003 and 2002, and the three-month periods ended January 31, 2005 and 2004, and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, and the other documents listed under “Incorporation of Certain Documents by Reference,” all of which are incorporated in this prospectus by reference.  In this prospectus, the words “AEP,” “the company,” “the Company,” “we,” “our” and “us” refer to AEP Industries Inc. and, unless the context requires otherwise, to our subsidiaries.  We refer to the unregistered 7.875% Senior Notes due 2013 as the “old notes” and the 7.875% Senior Notes due 2013 offered by this prospectus as the “new notes”.  The old notes and the new notes are collectively referred to as the “notes”.

Our Business

We are a leading manufacturer of plastic packaging films.  We manufacture and market an extensive and diverse line of polyethylene, polyvinyl chloride and polypropylene flexible packaging products, with consumer, industrial and agricultural applications.  We believe we are a market leader, based on sales volume, in North America in most of our core product lines, with the number one market share in polyvinyl chloride food wrap, the number two market share in polyethylene custom film and the number three market share in polyethylene stretch films.  Our plastic packaging films are used in the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agriculture and textile industries.

Our principal manufacturing operations are located in the United States and Canada and in the Netherlands and Belgium (which we refer to as our European flexibles division). On May 2, 2005, we completed the sale of our manufacturing operations in Australia and New Zealand (which we refer to as our Asia/Pacific operations).  On June 8, 2005, we entered into an agreement to sell our Bordex operations in Holland.

We manufacture both industrial grade products, which are manufactured to general industry specifications, and specialty products, which are manufactured under more exacting standards to assure certain required chemical and physical properties.  Specialty products generally sell at higher margins than industrial grade products.

We believe that the product costs for most of our core products are among the lowest in the industry due to geographic proximity of our manufacturing sites to key metropolitan areas, the production flexibility built into our manufacturing facilities and economies of scale and purchasing efficiencies resulting from our size.  We believe we maintain good relations with our suppliers and have long-standing relationships with many of our customers, which we attribute to our ability to consistently manufacture high-quality products and provide timely delivery and superior customer service, particularly in product markets that are commoditized.  We have had a relationship with each of our current top 10 North American customers, based on net sales, for an average period of more than 10 years.

AEP Industries Inc. was organized under the laws of the State of New Jersey in 1970 and reincorporated under the laws of the State of Delaware in 1985.  Our principal executive offices are located at 125 Phillips Avenue, South Hackensack, New Jersey 07606, and our telephone number at that address is (201) 641-6600.

Recent Developments

During the six months ended April 30, 2005, our management agreed to a plan to dispose of five of its subsidiaries: AEP Industries Packaging France SAS, Termofilm SpA, AEP Bordex BV, AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.  We disposed of our French operation in February 2005, we sold our Termofilm subsidiary in Italy in March 2005, we sold our Asia/Pacific operations in May 2005, and we entered into an agreement to sell our Bordex operations in June 2005.  The financial information included herein regarding these subsidiaries has been presented as part of discontinued operations.

The Exchange Offer

We sold $175.0 million of our 7.875% Senior Notes due 2013 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as initial purchasers, in a private placement of our old notes on March 18, 2005.  The initial purchasers resold those old notes in reliance on Rule 144A and other exemptions under the Securities Act of 1933.

On March 18, 2005, we also entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to:

•     file a registration statement with the SEC relating to the exchange offer on or before June 16, 2005;

•     deliver to you this prospectus;

•     use our best efforts to cause the registration statement, which includes this prospectus, to become effective on or before September 14, 2005; and

•     keep the exchange offer open for at least 20 business days after the date on which we mail notice of the exchange offer to you.

You are entitled to exchange your old notes for new registered 7.875% Senior Notes due 2013, with substantially identical terms as your old notes, except for transfer restrictions and registration rights.  If we do not offer you the opportunity to exchange your old notes, or if we commit other “registration defaults,” we may be required to pay you additional interest during the first 90-day period immediately following the occurrence of the registration default in an amount equal to 0.25% per annum.  The amount of additional interest will increase by 0.25% following each subsequent 90-day period following the registration default during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum over the interest rate that would otherwise apply to the old notes.  As soon as we cure a registration default, the interest rates on the old notes will revert to their original levels.  You should read the discussion under the heading “The Exchange Offer—Purpose and Effect; Registration Rights” and “Description of the New Notes” for further information regarding registration defaults, additional interest and the new notes that we are offering in exchange for your old notes.

We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, subject to the conditions described under “The Exchange Offer.”  You should read that section for further information regarding the exchange offer.

Terms of the Exchange Offer

The exchange offer relates to the exchange of up to $175.0 million aggregate principal amount of outstanding old notes for an equal aggregate principal amount of registered new notes.  The new notes will be obligations of the Company and will be governed by the same indenture that governs the outstanding old notes.

New Notes	We are offering registered 7.875% Senior Notes due 2013 for your old notes. The terms of the registered new notes and your old notes are substantially identical, except:

	•	the new notes will be registered under the Securities Act of 1933;

	•	the new notes will not bear any legends restricting transfer; and

	•	except under limited circumstances, your rights under the registration rights agreement, including your right to receive additional interest, will terminate.

The Exchange Offer

We are offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $175.0 million aggregate principal amount of the old notes is outstanding.

Expiration Date	You have until 5:00 p.m., New York City time, on , 2005 to validly tender your old notes if you want to exchange your old notes for new notes. We may extend that date under some conditions.

Conditions of the Exchange Offer; Extensions; Amendments

You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender and do not validly withdraw your old notes, your old notes will be exchanged for new notes as long as the exchange offer does not violate any applicable law or any interpretation of applicable law by the staff of the SEC.

We may delay or extend the exchange offer and, if either of the above conditions is not met, we may terminate the exchange offer. We will notify you of any delay, extension or termination of the exchange offer.

We may also waive any condition or amend the terms of the exchange offer. If we materially amend the exchange offer, we will notify you.

Interest

The first interest payment date on your old notes is September 15, 2005. Interest has accrued on your old notes since March 18, 2005, but has not yet been paid. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes. You will receive interest on your new notes from March 18, 2005.

Consequences of Failure to Exchange

Outstanding old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933 and applicable state securities laws. We, however, will have no further obligation to register the outstanding old notes. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected.

Procedures for Tendering Old Notes; Special Procedures for Beneficial Owners

If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. You must also send one of the following:

	•	certificates of your old notes;

	•	a timely confirmation of book entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company; or

	•	the items required by the guaranteed delivery procedures described below.

If you are a beneficial owner of your old notes and your old notes are registered in the name of nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf. If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.

By executing the letter of transmittal, you will represent to us that:

	•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933;

	•	you will acquire the new notes in the ordinary course of your business;

•

you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

	•	if you are a broker dealer that acquired your old notes as a result of market making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

Guaranteed Delivery Procedures	If you wish to tender your old notes and:

	•	your old notes are not immediately available; or

	•	you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent;

then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of New Notes

We will accept all old notes that you have properly tendered on time when all conditions of the exchange offer are satisfied or waived. The new notes will be delivered promptly after the expiration date

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

The Exchange Agent	The Bank of New York is the exchange agent. Its address and telephone number are set forth in “The Exchange Offer—The Exchange Agent; Assistance.”

Fees and Expenses

We will pay all expenses relating to the exchange offer and compliance with the registration rights agreement. We will also pay some kinds of transfer taxes, if applicable, relating to the exchange offer.

Resales of New Notes

We believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933;

• you acquire the new notes in the ordinary course of your business;

• you are not a broker-dealer that purchased old notes from us to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

• you are not participating, and have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act of 1933, of the new notes.

You should read the information under the heading “The Exchange Offer—Resales of the New Notes” for a more complete description of why we believe that you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

All broker dealers that are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you are a broker dealer and are required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.

Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize any gain or loss upon receipt of the new notes in exchange for old notes. You should read the information under the heading “United States Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of holding the notes.

Registration Rights Agreement

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes that grants the holders of the old notes registration rights. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferable new notes in the exchange offer. You should read the information under the heading “The Exchange Offer—Purpose and Effect; Registration Rights” for a more complete discussion of the effects the exchange offer will have on your registration rights.

TERMS OF THE NEW NOTES

The summary below describes the principal terms of the new notes.  Certain of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	AEP Industries Inc.

Notes Offered	$175,000,000 aggregate principal amount of 7.875% Senior Notes due 2013.

Maturity Date	March 15, 2013.

Interest	7.875% per annum, payable semi annually in arrears on March 15 and September 15, commencing on September 15, 2005.

Guarantees

As of the issue date there will be no guarantors. However, in the future, if a restricted subsidiary guarantees or pledges any assets to secure the payment of any of our other indebtedness or indebtedness of any restricted subsidiary, other than a guarantee by a foreign restricted subsidiary of indebtedness of another foreign restricted subsidiary, then such restricted subsidiary must guarantee payment of the new notes. See “Description of the New Notes—Certain Covenants—Guarantees.”

Ranking

The new notes will be our general unsecured and unsubordinated obligations and will rank equally with our other existing and future unsecured and unsubordinated indebtedness. The new notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets securing these obligations, and structurally subordinated to all of the obligations of our subsidiaries, whether or not secured. As of April 30, 2005, we had $265.2 million of senior indebtedness, $48.4 million of which was secured indebtedness. In addition, as of April 30, 2005, we guarantee other liabilities of our subsidiaries of approximately $7.0 million. In addition, as of April 30, 2005, our subsidiaries collectively had liabilities of $90.2 million, including $56.1 million of liabilities of discontinued operations and excluding all intercompany liabilities.

Optional Redemption	We may redeem some or all of the new notes, at any time after March 15, 2009, at the redemption prices described in this prospectus.

Equity Offering Optional Redemption

Before March 15, 2008, we may redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of certain equity offerings at 107.875% of the principal amount of the new notes, plus accrued interest, if at least 65% of the aggregate principal amount of the new notes originally issued remains outstanding after such redemption.

Special Redemption

On or before September 15, 2005, we may call for redemption up to $25.0 million principal amount of new notes at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest, with the cash proceeds of the sale of our Asia/Pacific operations. See “Description of the New Notes—Redemption—Special Redemption.”

Mandatory Redemption	Except as set forth herein, we are not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Change of Control

When a change of control occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

Covenants	The indenture governing the new notes contains covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

	•	incur additional indebtedness,

	•	pay dividends on, redeem or repurchase our capital stock,

	•	make investments,

	•	create certain liens,

	•	sell assets,

	•	enter into sale and lease-back transactions,

	•	in the case of our restricted subsidiaries, incur obligations that restrict their ability to make dividend or other payments to us,

	•	in the case of our restricted subsidiaries, guarantee or secure indebtedness,

	•	enter into transactions with affiliates,

	•	create unrestricted subsidiaries, and

	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes” in this prospectus.

Risk Factors

See “Risk Factors,” beginning on page 13 for a discussion of certain risks relating to an investment in the new notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

On June 16, 2005, we filed restated consolidated financial statements for our fiscal years ended October 31, 2002, 2003 and 2004 on Form 8-K with the SEC to reflect the discontinued operations treatment of five of our subsidiaries: AEP Industries Packaging France SAS, Termofilm SpA, AEP Bordex BV, AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited, which have been disposed of or are in the process of being disposed of.

The following table presents summary consolidated financial data of AEP Industries Inc. and its subsidiaries for the periods ended and as of the dates indicated.  We derived the consolidated balance sheet data as of October 31, 2003 and 2004 and the consolidated statement of operations data and consolidated statement of cash flows data from our audited consolidated financial statements for our fiscal years ended October 31, 2002, 2003 and 2004 included in our Current Report on Form 8-K dated June 16, 2005, which is incorporated by reference herein.  The consolidated statement of operations data for our fiscal years ended October 31, 2000 and 2001 and the consolidated balance sheet data as of October 31, 2000, 2001 and 2002 are derived from our unaudited consolidated financial statements which are not included or incorporated by reference herein.  These periods also have been restated to reflect discontinued operations, but such restatements have not been audited.  We derived the consolidated balance sheet data as of April 30, 2004 and 2005 and the consolidated statement of operations data and consolidated statement of cash flows data from our unaudited consolidated financial statements for the six month period ended April 30, 2004 and 2005 included in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, which is incorporated by reference herein.

The information in the following table is only a summary and should be read together with the historical consolidated financial statements and related notes and management’s discussion and analysis of financial condition and results of operations included in our Current Report on Form 8-K dated June 16, 2005 and Form 10-Q for the fiscal quarter ended April 30, 2005, which are incorporated by reference herein.

	Fiscal Years Ended October 31,					Six Months Ended April 30,
	2000	2001	2002	2003	2004	2004	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$577,597	$523,785	$510,763	$578,399	$629,010	$296,274	$362,179
Gross profit	101,879	105,570	102,206	103,794	118,700	56,533	59,580
Operating income from continuing operations(1)	16,984	26,497	17,797	6,993	35,596	15,324	16,014
Interest expense(2)	(31,168)	(27,581)	(24,679)	(24,447)	(23,755)	(11,897)	(19,148)
Other (expense) income, net	2,547	640	(1,400)	(2,229)	(350)	258	(201)
Income (loss) from continuing operations before provision (benefit) for income taxes	(11,637)	(6,959)	(8,282)	(19,683)	11,491	3,685	(3,335)
Provision (benefit) for income taxes	(4,430)	(1,574)	235	12,762	6,002	3,588	3,730
Income (loss) from continuing operations	(7,207)	(5,385)	(8,517)	(32,445)	5,489	97	(7,065)
Income (loss) from discontinued operations(3)	3,158	1,021	6,748	6,927	(23,022)	(1,696)	(10,055)
Net loss	$(4,049)	$(4,364)	$(1,769)	$(25,518)	$(17,533)	$(1,599)	$(17,120)
Earnings (loss) per Common Share: Basic and Diluted
(Loss) income from continuing operations	$(0.96)	$(0.70)	$(1.08)	$(4.02)	$0.66	$0.01	$(0.84)
(Loss) income from discontinued operations	$0.42	$0.13	$0.86	$0.86	$(2.76)	$(0.21)	$(1.19)
Net loss per share	$(0.54)	$(0.57)	$(0.23)	$(3.16)	$(2.11)	$(0.19)	$(2.02)

	Fiscal Years Ended October 31,					Six Months Ended April 30,
	2000	2001	2002	2003	2004	2004	2005
	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$1,350	$2,078	$1,320	$2,883	$9,508	$7,515	$3,347
Working capital(4)	72,309	71,583	107,410	109,271	127,657	138,477	151,376
Total assets	471,690	435,833	469,048	457,718	452,410	443,036	446,390
Total debt(5)	281,168	243,985	243,514	227,994	238,030	244,755	269,957
Shareholders’ equity	52,830	59,897	61,644	50,330	48,359	51,689	38,181

	Fiscal Years Ended October 31,					Six Months Ended April 30,
	2000	2001	2002	2003	2004	2004	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands)
Consolidated Statement of Cash Flows Data:
Net cash flows provided by (used in)
Operating activities	$21,604	$37,434	$18,273	$16,657	$2,170	$(16,290)	$(26,440)
Investing activities	(9,444)	4,437	(14,575)	(1,981)	(3,572)	5,717	(3,691)
Financing activities	(21,303)	(32,219)	(862)	(14,870)	10,127	13,213	24,912
Discontinued operations(3)	4,902	(9,864)	1,808	6,114	(4,030)	2,693	(980)
Other Financial Data:
EBITDA(6)	$44,196	$43,921	$38,626	$28,447	$56,510	$26,741	$26,391
Ratio of earnings to fixed charges(7)	—	—	—	—	1.4x	1.3x	—

(1)    Operating income from continuing operations for the years ended October 31, 2004 and 2003, includes shutdown (reversal) costs related to the liquidation of Fabbrica Italiana Articoli Plastici SpA, our Italian operating company, which we refer to as FIAP, of ($2.0) million and $13.6 million, respectively.  FIAP was voluntarily liquidated by us in September 2003.  For more information, see Note 19 of our consolidated financial statements, included in our Current Report on Form 8-K dated June 16, 2005, which is incorporated by reference herein.

(2)    Interest expense for the six months ending April 30, 2005, includes the non-cash write-off of unamortized fees of $2.6 million related to the Company’s 9.875% Senior Subordinated Notes due 2007 and the early tender fee paid to the holders of such notes of $4.2 million.

(3)    Includes the results of our operation in Spain for which we approved a plan to liquidate in July 2004, our French operation that we disposed of in February 2005, our Termofilm subsidiary in Italy that we sold in March 2005, our Asia/Pacific operations that we sold in May 2005, and our Bordex operations that we sold in June 2005.  Additionally, the results for fiscal 2002 include a $6.8 million after-tax gain on the sale of New Zealand’s 49.9% interest in the operations that formed Rapak Asia Pacific Limited, a joint venture with DS Smith (UK) Limited.  The results for fiscal 2003 include a $5.9 million after-tax gain on the sale of New Zealand’s 50.1% interest in Rapak Asia Pacific Limited.  The results for the six months ending April 30, 2005, include the loss on disposal of our French and Termofilm subsidiaries of $2.4 million.

(4)    Working capital is defined as current assets less current liabilities and includes the total assets and total liabilities of discontinued operations.

(5)    Total debt includes the current portion of long-term debt and the unamortized discount and excludes capital lease obligations.

(6)    EBITDA represents income (loss) from continuing operations plus net interest expense, income tax expense and depreciation and amortization.

The table below presents the components of a non-GAAP (Generally Accepted Accounting Principles) financial measurement, EBITDA, and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure.  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows of the Company.  EBITDA is presented as additional information because we believe it to be a useful indicator of our debt capacity and our ability to service our debt.  EBITDA is not a substitute for operating income from continuing operations, income (loss) from continuing operations, net income (loss) or net cash provided by (used in) operating activities of continuing operations, as determined in accordance with GAAP.  EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not reflect cash flows from discontinued operations, and does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, business acquisitions, and capital expenditures and pay its income taxes.  Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements.  EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes, and it also does not include the results of operation of discontinued operations.  EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

	Fiscal Years Ended October 31,					Six Months Ended April 30,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in thousands)
Net loss	$(4,049)	$(4,364)	$(1,769)	$(25,518)	$(17,533)	$(1,599)	$(17,120)
Income (loss) from discontinued operations	3,158	1,021	6,748	6,927	(23,022)	(1,696)	(10,055)
Income (loss) from continuing operations	(7,207)	(5,385)	(8,517)	(32,445)	5,489	97	(7,065)
Interest expense, net of interest income	30,895	27,383	24,643	24,420	23,642	11,869	19,093
Provision (benefit) for income taxes	(4,430)	(1,574)	235	12,762	6,002	3,588	3,730
Depreciation and amortization	24,938	23,497	22,265	23,710	21,377	11,187	10,633
EBITDA	44,196	43,921	38,626	28,447	56,510	26,741	26,391
Provision (benefit) for income taxes	4,430	1,574	(235)	(12,762)	(6,002)	(3,588)	(3,730)
Interest expenses, net of interest income	(30,895)	(27,383)	(24,643)	(24,420)	(23,642)	(11,869)	(19,093)
Provision (benefit) for subsidiary shutdown	—	—	—	8,677	(512)	—	—
LIFO reserve change	3,197	3,374	(180)	2,167	6,668	892	7,583
Employees stock option plan expense	1,030	1,558	1,495	1,785	1,815	940	1,020
Write off of debt issuance costs	787	—	—	—	—	—	2,590
Tender premium paid related to purchase of senior subordinated notes	—	—	—	—	—	—	3,637
Amortization of debt fees	1,205	1,259	1,298	1,298	1,298	653	586
Gain on sale of UK land	—	—	—	(3,657)	—	—	—
Provision (benefit) for losses on accounts receivable and inventories	1,749	2,708	1,961	4,761	(499)	559	544
Deferred income taxes	1,093	2,780	1,148	8,901	5,883	1,971	2,665
Changes in assets and liabilities, net of acquisition and divestiture of businesses	(3,201)	5,460	(1,305)	1,795	(39,461)	(32,677)	(44,919)
Other, net	(1,987)	2,183	108	(335)	112	88	(77)
Net cash provided by (used in) operating activities	$21,604	$37,434	$18,273	$16,657	$2,170	$(16,290)	$(22,803)

(7)    For purposes of determining ratio of earnings to fixed charges, earnings are defined as our income from continuing operations before income taxes, plus fixed charges.  Fixed charges consist of interest expense on all indebtedness, amortization of debt issuance costs and bond discount and excludes write-off of unamortized debt fees and payment of tender fee (occurring during the six months ending April 30, 2005) and 33% of operating lease payments, which represents the amount of the lease payment considered to be the interest factor.  Earnings were insufficient to cover fixed charges by $11.6 million, $7.0 million, $8.3 million and $19.7 million during the respective fiscal years ended October 31, 2000, 2001, 2002 and 2003 and $3.3 million for the six months ended April 30, 2005.

RISK FACTORS

An investment in the notes involves a high degree of risk.  You should carefully consider the risks and uncertainties we describe below and the other information in this prospectus and the documents incorporated by reference herein, before deciding to tender your old notes in the exchange offer.  In addition to the risks described below, you should carefully consider the information set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, under the heading “Risk Factors.”  These are not the only risks and uncertainties that we face.  Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial, or that we have not predicted, may also harm our business operations or adversely affect us.  If any of these risks or uncertainties actually occurs, our business, financial condition, operating results or liquidity could be materially harmed.

Risks Related to the Notes

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt in relation to our shareholders’ equity.  As of April 30, 2005, we had:

•      $270.0 million of total debt outstanding (not including capital lease obligations of $5.1 million); and

•      $38.2 million of total shareholders’ equity.

Our substantial debt could have important consequences to you.  For example, it could:

•      make it more difficult for us to satisfy our obligations with respect to the notes;

•      increase our vulnerability to general adverse economic and industry conditions;

•      require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby limiting our ability to fund working capital, capital expenditures and other general corporate purposes;

•      limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•      place us at a competitive disadvantage compared to our competitors that may have less debt; and

•      limit, among other things, our ability to borrow additional funds.

We and our subsidiaries may be able to incur substantial additional debt in the future.  The terms of the indenture do not prohibit us or our subsidiaries from issuing and incurring additional debt upon satisfaction of certain conditions.  In addition, as of April 30, 2005, we would have been permitted to borrow up to an additional $53.4 million under the senior credit facility.  If new debt is added to our current debt levels, the related risks described above that we and our subsidiaries face could intensify.

The senior credit facility matures in November 2005, prior to the maturity of the notes.  The terms of the senior credit facility provide us with an option to extend the maturity of the senior credit facility until November 2006.  We expect to refinance the senior credit facility at that time.  However, any extension of the maturity of the senior credit facility is subject to certain conditions and, under certain circumstances, the lenders under the senior credit facility may elect to not permit us to renew the senior credit facility.  If we are unable to extend the term of the senior credit facility, there is no assurance that we would be able to refinance the senior credit facility on favorable terms or at all.

To service our debt, we will require a significant amount of cash.  Our ability to generate cash depends on many factors beyond our control.

Our ability to service our debt, including the notes, and to fund our operations and planned capital expenditures will depend on our financial and operating performance.  This, in part, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.  If our cash flow from operations is insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or indebtedness or refinance or restructure our debt.  These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.  In the absence of such operating results and resources, we could face substantial cash flow problems and might be required to sell material assets or operations to meet our debt service and other obligations.  We cannot assure you as to the timing of such sales or the proceeds that we could realize from such sales.

The notes are effectively subordinated to our secured indebtedness and the existing and future liabilities of our subsidiaries, whether or not secured.

The notes are unsecured and therefore will be effectively subordinated to all of our existing secured indebtedness, and any secured indebtedness we may incur in the future, to the extent of the value of the assets securing such indebtedness.  As of April 30, 2005, we had $48.4 million of secured debt (excluding secured debt under our foreign credit facilities of $13.5 million), including $46.0 million of indebtedness under our senior credit facility (which amount does not include $0.6 million of outstanding letters of credit).  In addition, we would have been permitted to borrow up to an additional $53.4 million under the senior credit facility, all of which would be secured indebtedness if borrowed.  Furthermore, we would be able to incur substantial additional secured debt.  If we become insolvent or are liquidated, or if payment under the senior credit facility is accelerated, the lenders under the senior credit facility will be entitled to exercise the remedies available to a secured lender under applicable law.  These lenders will have a claim on all of our assets securing the senior credit facility before the holders of the notes.  Accordingly, if an event of default occurs under the senior credit facility, the lenders under the senior credit facility will have a prior right to our assets and may foreclose upon such collateral to the exclusion of the holders of the notes, notwithstanding the existence of an event of default with respect thereto.  In such event, such assets would first be used to repay in full amounts outstanding under the senior credit facility, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of notes and other unsecured debt.  Additionally, if we incur any additional secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt.

The notes are also effectively subordinated to all of the liabilities of our subsidiaries since the creditors of our subsidiaries would be entitled to a claim on the assets of our subsidiaries prior to any of our claims as a stockholder.  As of April 30, 2005, our subsidiaries collectively had liabilities of $90.2 million, including $56.1 million of liabilities of discontinued operations and excluding all intercompany liabilities.  In addition, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the notes, the existing notes and the senior credit facility or to make funds available to us to do so.  Certain of our subsidiaries are parties to agreements relating to their indebtedness that contain covenants restricting the ability of our subsidiaries to distribute money to us.

We are subject to a number of restrictive debt covenants which may restrict our business and financing activities.

Our senior credit facility, the indenture relating to the notes and the agreements relating to the indebtedness of our subsidiaries contain restrictive debt covenants that, among other things, restrict our ability to:

•      borrow money;

•      pay dividends and make distributions;

•      issue stock of subsidiaries;

•      make certain investments;

•      repurchase stock;

•      use assets as security in other transactions;

•      create liens;

•      enter into affiliate transactions;

•      merge or consolidate; and

•      transfer and sell assets.

In addition, our senior credit facility and the agreements relating to the indebtedness of our subsidiaries also requires us to meet certain financial tests.  These restrictive covenants may limit our ability to expand or to pursue our business strategies.  Furthermore, any indebtedness that we incur in the future may contain similar or more restrictive covenants.

Our ability to comply with the restrictions contained in our senior credit facility and the agreements relating to the indebtedness of our subsidiaries may be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control.  A failure to comply with these restrictions could result in a default under our senior credit facility and the agreements relating to the indebtedness of our subsidiaries, or any other subsequent financing agreement, which could, in turn, cause any of our debt to become immediately due and payable to which a cross-acceleration or cross-default provision applies.  If our debt were to be accelerated, we cannot assure you that we would be able to repay it.  In addition, a default could give our lenders the right to terminate any commitments that they had made to provide us with additional funds.

Federal and state statutes allow courts, under specific circumstances, to void any guarantees of the notes and require holders of notes to return payments received from the guarantors, if any.

As of the closing date of this offering there will be no guarantors of the notes.  However, in the future, if certain of our subsidiaries guarantees or pledges any assets to secure the payment of any other of our indebtedness or any other certain subsidiaries, then such subsidiary must guarantee payment of the notes.  See “Description of the New Notes—Certain Covenants—Guarantees.”

If a bankruptcy case or lawsuit is initiated by unpaid creditors of any subsidiary guarantor, the debt represented by the guarantees may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws.  Under these laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to the debt of the applicable subsidiary guarantor, if, among other things, such subsidiary guarantor, at the time it entered into the guarantee:

•      received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

either:

•      was insolvent or rendered insolvent by reason of entering into the guarantee; or

•      was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•      intended to incur, or believed that such subsidiary guarantor would incur, debts or contingent liabilities beyond such subsidiary guarantor’s ability to pay such debts or contingent liabilities as they become due.

In addition, any payment by a subsidiary guarantor pursuant to the guarantees, as the case may be, could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of the creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, a subsidiary guarantor would be considered insolvent if:

•      the sum of such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of such subsidiary guarantor’s assets; or

•      if the present fair saleable value of such subsidiary guarantor’s assets were less than the amount that would be required to pay such subsidiary guarantor’s probable liability on such subsidiary guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•      such subsidiary guarantor could not pay debts or contingent liabilities as they become due.

To the extent that the claims of the holders of the notes against any subsidiary guarantor were subordinated in favor of creditors of such subsidiary guarantor, such other creditors would be entitled to be paid in full before any payment could be made on the guarantees.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specified kinds of change of control events, we will be required to offer to repurchase all the outstanding notes.  However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility or agreements relating to any future indebtedness that we enter into will not allow such repurchases.  For example, the senior credit facility would prohibit us from repurchasing these notes after certain specific kinds of change of control events until we first repay debt under the senior credit facility in full or obtain a waiver from our lender under the senior credit facility.  Certain events involving such a change of control could result in acceleration of, or similar repurchase obligations with respect to, indebtedness of our subsidiaries.  If we fail to repurchase the notes upon a change of control, we will be in default under both the notes and our senior credit facility.  Any future debt that we may incur may also contain restrictions on repurchases in the event of a change of control or similar event.  If a change of control occurs, we cannot assure you that we will have sufficient funds to repay other debt obligations which will be required to be repaid, in addition to these notes.  See “Description of the New Notes—Certain Covenants—Change of Control” and “Description of Other Indebtedness.”

Certain corporate events may not trigger a change of control event upon which occurrence we will not be required to repurchase your notes.

The indenture governing the notes permits us and our subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a “change of control.” If we or our subsidiaries effected a leveraged recapitalization or other “non-change of control” transaction that resulted in an increase in indebtedness, our ability to make payments on the notes would be adversely affected.  However, we would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

There are state securities law restrictions on resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied.  We do not currently intend to register or qualify the resale of the new notes in any such jurisdictions.  However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers.  Other exemptions under applicable state securities laws may also be available.

There is currently no public market for the new notes.

The new notes will be new securities for which there currently is no market.  The liquidity of the trading market in the new notes, and the market price quoted for the new notes, will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.  The initial purchasers previously advised us that they intend to make a market in the new notes.  However, the initial purchasers are not obligated to do so and any market making may be discontinued at any time without notice.  Therefore, you cannot be sure that an active market for the new notes will develop.  We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for the new notes offered in this exchange offer, you will continue to be subject to restrictions on transferring your old notes.  The transfer restrictions are described in the indenture governing the notes and in the legend contained on the old notes, and arose because we issued the old notes under exemptions from the registration requirements of the Securities Act of 1933.

In general, you may offer or sell your old notes only if they are registered under the Securities Act of 1933 and applicable state securities laws, or if they are offered and sold under an exemption from those requirements.  We do not intend to register the old notes under the Securities Act of 1933.

If a large number of old notes are exchanged for new notes issued in the exchange offer, it may be particularly difficult for you to sell your old notes.  This is because potential buyers will likely prefer to purchase new notes from a different seller if possible.  In addition, if you do not exchange your old notes in the exchange offer, you will not be entitled to have those old notes registered under the Securities Act of 1933.

See “The Exchange Offer—Consequences of Not Exchanging Old Notes.”

Risks Related to Our Business

We have a history of losses.

We have sustained net losses in each of the past six years and expect to incur a net loss in fiscal 2005.  We incurred a net loss of approximately $17.5 million, $25.5 million and $1.8 million in fiscal 2004, fiscal 2003 and fiscal 2002, respectively, and $17.1 million for the six months ended April 30, 2005.  We cannot predict when those net losses will cease, if at all, and when we will begin to realize net profits.  If such losses continue, it could have an adverse impact on the perceptions of our suppliers and customers with respect to our continued viability and could affect our ability to finance and operate our business in the future.

Our business is dependent on the price and availability of resin, our principal raw material, and our ability to pass on resin price increases to our customers.

The principal raw materials that we use in our products are polyethylene, polypropylene and polyvinyl chloride resins.  For the first six months of fiscal 2005, our resin costs in North America comprised 63% of our total North American cost of sales and, depending on the product line, represented between 57% and 77% of our cost of sales of our North American products.  Our ability to operate profitably is dependent, in large part, on the price for these resins.  As these resins used by us are derived from petroleum and natural gas, prices fluctuate substantially as a result of changes in petroleum and natural gas prices, demand and the capacity of the companies that produce these products to meet market needs.  Instability in the world markets for petroleum and natural gas could adversely affect the prices of our raw materials and their general availability.

Our ability to maintain profitability is heavily dependent upon our ability to pass through to our customers the full amount of any increase in raw material costs.  If resin prices increase and we are not able to fully pass on the increases to our customers, our results of operations and our financial condition will be adversely affected.  If there is overcapacity in the production of any specific product that we manufacture and sell, we frequently are not able to pass through the full amount of any cost increase.  Resin prices have generally increased significantly in recent years, and we have not always been able to pass through the full amount of these cost increases to our customers.  For example, the frequent increases in resin prices during the first and second quarters of fiscal 2003 resulted in customer resistance and pricing pressures and we were not able to pass all of the resin price increases to our customers during fiscal 2003.  Resin pricing increased 19.6% during fiscal 2004 in North America and at a much higher rate in our European and Asia/Pacific regions.  In North America, we were able to pass through resin price increases in fiscal 2004.  However, resin price increases in the European and Asia/Pacific markets were not all passed through to customers in fiscal 2004 due to customer resistance and competitive pressure.  During the first six months of fiscal 2005, we had an approximately 17.6% net increase in per pound resin costs in North America, and we anticipate future resin price increases for the balance of fiscal 2005.  There can be no assurance that we will be able to pass on resin price increases in the future.

Intense competition in the flexible packaging markets may adversely affect our operating results.

The business of supplying plastic packaging products is extremely competitive.  We face intense competition from numerous competitors, several of which have extensive production facilities, well-developed sales and marketing staffs and greater financial resources than us.  Competitive products are also available from a number of local manufacturers which specialize in the extrusion of a limited group of products, which they market nationally and a limited number of manufacturers of flexible packaging products who offer a broad range of products and maintain production and marketing facilities domestically and internationally.  This results in competition which is highly price sensitive.  We also compete on the basis of quality, service, timely delivery and differentiation of product properties.  We believe that there are few barriers to entry into many of our product markets.  As a result, we have experienced, and may continue to experience, competition from new manufacturers.  Also, when new manufacturers enter the market for a plastic packaging product or existing manufacturers increase capacity, they frequently reduce prices to achieve increased market share.  Companies can also develop products that have superior performance characteristics to our products.  In addition, we compete with manufacturers of non-plastic packaging products, many of whom can offer consumers non-plastic packaging solutions.  Many of these competitors have greater financial resources than we do and this competition could result in additional pricing pressures, reduced sales and lower margins.  An increase in competition could result in material selling price reductions or loss of our market share.  This could materially adversely affect our operations and financial condition.  There can be no assurance that we will be able to compete successfully in the markets for our products or that competition will not intensify.

We are subject to various environmental and health and safety laws and regulations which govern our operations and which may result in potential liability; and consumer preferences and ongoing health and safety studies on plastics and resins may adversely affect our business.

Our operations are subject to various federal, state, local and foreign environmental laws and regulations which govern:

•      discharges into the air and water;

•      the storage, handling and disposal of solid and hazardous waste;

•      the remediation of soil and ground water contaminated by petroleum products or hazardous substances or waste; and

•      the health and safety of our employees.

Compliance with these laws and regulations may require material expenditures by us.  Actions by federal, state, local and foreign governments concerning environmental, health and safety matters could result in laws or regulations that could increase the cost of manufacturing our products.  In addition, the nature of our current and former operations and the history of industrial uses at some of our manufacturing facilities expose us to the risk of liabilities or claims with respect to existing environmental and worker health and safety matters.  We may also be exposed to claims for violations of environmental laws and regulations by previous owners or operators of our property.  In addition, the presence of, or failure to remediate, hazardous substances or waste may adversely affect our ability to sell or rent any property or to use it as collateral for a loan.  We also may be liable for costs relating to the investigation, remediation or removal of hazardous waste and substances from a disposal or treatment facility to which we or our predecessors sent waste or materials.

Additionally, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect on our business, financial condition and results of operations.  Also, continuing studies of potential health and safety effects of various resins and plastics, including polyvinyl chlorides and the other materials that we use in our products, are being conducted by industry groups, government agencies and others.  The results of these studies, along with the development of any other new information, may adversely affect our ability to market and sell certain of our products or may give rise to claims for damages from persons who believe they have been injured by such products, any of which could adversely affect our operations and financial condition.

The loss of a key supplier could lead to increased costs and lower profit margins.

Resin costs in North America comprised 63% of our total North American cost of sales in fiscal 2004.  We rely on three principal suppliers for our resin that provided us with approximately 24%, 21% and 20%, respectively, of our fiscal 2004 North American resin supply.  The loss of any of these suppliers of our resin would force us to purchase resin in the open market, which may be at higher prices, until we could secure another source of resin and such higher prices may not allow us to remain competitive.  In addition, the resin supply in our industry is limited and a loss of one of our suppliers may not be replaceable through open market purchases or through a supply arrangement with another supplier.  If we are unable to obtain resin in sufficient quantities, we may not be able to manufacture our products.  Even if we were able to replace one of our resin suppliers through another supply arrangement, there can be no assurance that the terms that we enter into with such alternate resin supplier will be as favorable as the resin supply arrangements that we currently have.

We have limited contractual relationships with our customers, and, as a result, our customers may unilaterally reduce the purchase of our products.

We generally do not enter into long-term contractual relationships with our customers for the supply of our products.  As a result, our customers may unilaterally reduce the purchase of our products or, in certain cases, terminate existing orders for which we may have incurred significant production costs.  Any loss of customers could materially adversely affect our operations and financial condition.

Our business may be adversely affected by risks associated with foreign operations.

Approximately 17% of our net sales for the first six months of fiscal 2005 were generated from operations conducted outside North America.

Conducting an international business inherently involves a number of difficulties and risks, including the following:

•      currency fluctuations;

•      restrictions on our ability to cause our subsidiaries to transfer cash to us;

•      requirements relating to withholding taxes on transfer from our subsidiaries to us;

•      inflation;

•      compliance with existing and changing regulatory requirements;

•      export restrictions, tariffs and other trade barriers;

•      difficulties in staffing and managing international operations and redundancy costs which limit our ability to reduce staff;

•      difficulties in shifting production between different facilities;

•      longer payment cycles;

•      problems in collecting accounts receivable;

•      political instability and economic downturns;

•      seasonal reductions in business activity in Europe during the summer months; and

•      potentially adverse tax consequences.

We have experienced and may continue to experience any or all of these risks.  Any of these factors may materially adversely affect our operations and financial condition.

Our international operations subject us to currency translation risk and currency transaction risk which could cause our results to fluctuate significantly from period to period and hinder us from making our debt service payment.

The financial conditions and results of operations of each foreign subsidiary are reported in the relevant local currency and then translated into U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements.  Exchange rates between these currencies, especially the euro, and U.S. dollars in recent years have fluctuated significantly and may do so in the future.  Furthermore, we incur currency transaction risk whenever one of our subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues.  Given the volatility of exchange rates, we may not be able to effectively manage our currency transactions and/or translation risks.  Volatility in currency exchange rates may cause our profits to decrease or result in a loss.

In addition, in recent years, as a result of the strength of the euro compared to the U.S. dollar, our operating results in U.S. dollars were positively affected upon translation.  The positive impact of the strengthening euro may not continue in the future and may even reverse if the euro declines in value compared to the U.S. dollar.

We may, from time to time, experience problems in our labor relations.

In North America, unions represent 241 employees, or 16% of our North American workforce at April 30, 2005, under three collective bargaining agreements.  One agreement expired in March 2005 in our West Hill, Ontario, Canada facility, and a new three-year collective bargaining agreement was approved, one agreement expires in February 2007 and the other agreement expires in February 2010.  Although we believe that our present labor relations with our North American employees are satisfactory, our failure to renew these agreements on reasonable terms could result in labor disruptions and increased labor costs, which could adversely affect our financial performance.  Further, we have numerous collective bargaining agreements at our international facilities, covering substantially all of the hourly employees at these facilities.  Changes in these agreements, over which we have no control, could adversely affect our operations and financial condition.

In March 2004, 94 employees at our manufacturing facility in Chino, California went on strike for 14 days.  We cannot assure you that our relations with the unionized portion of our workforce will remain positive or that it will not initiate a strike, work stoppage or slowdown in the future.  In the event of such an action, our business, prospects, results of operations and financial condition could be adversely affected and we cannot assure you that we would be able to adequately meet the needs of our customers using our remaining workforce.  In addition, we cannot assure you that we would not have similar actions with our non-unionized workforce or that our non-unionized workforce will not become unionized in the future.

Loss of third-party transportation providers upon whom we depend or increases in fuel prices could increase our costs or cause a disruption in our operations.

We depend upon third-party transportation providers for delivery of our products to our customers.  Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, decreases in ship building or increases in fuel prices, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis.  In addition, rising fuel prices have resulted in increasing transportation costs and have adversely affected our operations and financial condition.

A violation of European competition law could adversely affect us.

In fiscal 2001, the European Commission served our subsidiary in the Netherlands with a notice to produce various documents and other evidence relating to its investigation of a possible violation of European competition law by our Netherlands subsidiary relating to price fixing.  We cooperated in this investigation.  No litigation has been instituted against us involving this matter.  However, we are not in a position to evaluate the outcome of the investigation.  If the litigation is instituted, a fine may be assessed.  We are not in a position to predict whether litigation will be commenced and, if commenced, and our subsidiary is found guilty, that the fine would not be material.

We are dependent on the management experience of our key personnel.

We are dependent on the management experience and continued services of our executive officers, including J. Brendan Barba, our President and Chief Executive Officer, and Paul M. Feeney, our Chief Financial Officer. On May 9, 2005, we entered into employment agreements with Mr. Barba and Mr. Feeney, as well as each of the following executives of the Company: John J. Powers, David J. Cron, Paul C. Vegliante, Robert Cron and Lawrence R. Noll.  These agreements are effective as of November 1, 2004 and have an initial term of three years and may be extended for successive periods of one year, unless either party gives written notice to the other at least 180 days prior to the expiration of the then current term that it does not wish to extend the agreement beyond the term.  Other terms of the agreements include terms dealing with termination and the rights of the executive to payments following termination under certain circumstances and upon a change of control, confidentiality, non-competition, non-solicitation and related agreements, as well as other customary provisions.

In addition, our continued growth depends on our ability to attract and retain experienced key employees.  Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could have a material adverse effect on our results of operations and financial condition and prospects.  There can be no assurance that we will be able to retain our existing personnel or attract and retain additional qualified employees.

Our Chief Executive Officer owns a substantial amount of our common stock and has significant influence over our business.

J. Brendan Barba, our President and Chief Executive Officer, beneficially owns 1,261,161 shares and presently has the right to acquire an additional 30,000 shares of our common stock.  His ownership and voting control over approximately 15% of our common stock gives him substantial influence on the outcome of corporate transactions or other matters submitted to the Board of Directors or stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  Mr. Barba is also our Chairman of the Board.  The interests of Mr. Barba could conflict with your interests.  For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Mr. Barba as a significant holder of our common stock might conflict with your interests as a holder of the notes.  Mr. Barba also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to you, as holders of the notes.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation, financial condition and the value of the notes may be adversely affected.

Beginning with the year ending October 31, 2005, Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404) will require us to include an internal control report of management with our annual report on Form 10-K, which is to include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.  That report will also be required to include a statement that our independent registered public accounting firm has issued a report on management’s assessment and effectiveness of our internal control over financial reporting.

In order to achieve compliance with Section 404 within the prescribed period, management has engaged outside consultants and adopted a work plan to assess the adequacy of our internal control over financial reporting, remediate any control weaknesses that may be identified, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.  However, we may not be able to complete the work necessary for our management to issue its management report in a timely manner, or any work that will be required for our management to be able to report that our internal control over financial reporting is effective.  In addition, our independent registered public accounting firm may not be able to issue a report on management’s assessment and effectiveness of our internal control over financial reporting.  Our failure to comply with Section 404, including issuing the management report and obtaining the report of our independent registered public accounting firm, may materially adversely affect our reputation, our financial condition and the value of the notes.

Arthur Andersen LLP, the auditor of our audited consolidated financial statements for the year ended October 31, 2001 and prior periods, ceased operations and you are unlikely to be able to exercise effective remedies against them in any legal action.

On June 15, 2002, a jury in Houston, Texas found our former independent public accountant, Arthur Andersen LLP, guilty of federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp.  As a result, Arthur Andersen has ceased practicing before the SEC and substantially all of Arthur Andersen’s personnel have left the firm, including the individuals responsible for auditing our financial statements for the year ended October 31, 2001 and for prior periods.  On July 15, 2002, we dismissed Arthur Andersen and appointed KPMG LLP as our independent registered public accounting firm.  Arthur Andersen is currently in the process of liquidating its assets.  Although the conviction was recently overturned, the ability of Arthur Andersen to satisfy any judgments obtained against them is in great doubt and, therefore, you are unlikely to be able to exercise effective remedies or collect judgments against them if it is later determined that there are misstatements contained in this prospectus relating to financial information audited by Arthur Andersen.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which reflect our current views of future events and financial performance, involve certain risks and uncertainties.  The terms “anticipates,” “plans,” “estimates,” “expects,” “believes,” “may,” “intends” and similar expressions as they relate to us or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are intended to identify such forward-looking statements.  Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to:

•   our refinancing of our existing senior subordinated notes, as described herein;

•   availability of raw materials;

•   our strategy to sell or dispose of certain of our non-North American operations and assets;

•   ability to pass raw material price increases to customers in a timely fashion;

•   the potential of technological changes which would adversely affect the need for our products;

•   exchange rate fluctuations;

•   price fluctuations which could adversely affect our inventory; and

•   changes in the United States or international economic or political conditions.

We caution readers not to place undue reliance on these forward-looking statements.  We assume no obligation to update any of the forward-looking statements.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes.  We will not receive any proceeds from the issuance of the new notes in the exchange offer.  In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount at maturity.  All old notes received in the exchange offer will be canceled.

We used the net proceeds from the sale of the old notes, together with borrowings under our senior credit facility and part of the proceeds from the sale of our Asia/Pacific operations, to purchase all of our outstanding 9.875% Senior Subordinated Notes due 2007 and to pay related fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2005. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included in our Current Report on Form 8-K dated June 16, 2005, and our Form 10-Q for the fiscal quarter ended April 30, 2005, which are incorporated by reference herein.

As of April 30, 2005
Actual
(dollars in thousands)

Cash and cash equivalents	$3,347
Debt:
Senior credit facility(1)	$46,043
Pennsylvania industrial revenue bonds	2,373
Indebtedness of foreign subsidiaries(2)	13,461
9.875% Senior Subordinated Notes due 2007(1)	33,080
7.875% Senior Notes due 2013	175,000
Total debt(1)(3)	269,957
Total shareholders’ equity	38,181
Total capitalization	308,138

(1)    The redemption of the remaining $33.1 million of Senior Subordinated Notes due 2007, and the payment of accrued and unpaid interest thereon and a redemption premium, occurred on May 16, 2005 (interest only) and on May 17, 2005, and was financed partly from additional borrowings of $9.6 million under the senior credit facility and partly with $25.8 million of cash obtained from proceeds from the sale of our Asia/Pacific operations.

(2)    As of April 30, 2005, we guaranteed approximately $8.7 million of indebtedness of our foreign subsidiaries.

(3)    As of April 30, 2005 we had approximately $20.6 million of obligations under operating leases and approximately $5.1 million of capitalized leases, both of which are not included as part of total debt.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

We are offering to exchange our old 7.875% Senior Notes due 2013 for new notes, as described in this prospectus.  Unlike the old notes, the new notes will be registered under the Securities Act of 1933.

On March 18, 2005 (the “Issue Date”), we sold 7.875% Senior Notes due 2013 in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as the initial purchasers.  The initial purchasers then resold those old notes in reliance on Rule 144A and other available exemptions under the Securities Act of 1933, as amended.  On March 18, 2005, we and the initial purchasers also entered into a registration rights agreement pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the old notes, subject to certain exceptions:

(1)   file with the SEC the exchange offer registration statement with respect to the exchange offer for the exchange notes within 90 days after the Issue Date,

(2)   use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 180 days of the Issue Date,

(3)   use our best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer, and

(4)   use our best efforts to cause the exchange offer to be consummated within 210 days of the Issue Date.

For each old note tendered to us pursuant to the registered exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note.  Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

A copy of the registration rights agreement was filed as an exhibit to the Company’s Current Report on Form 8-K dated March 22, 2005.  The exchange offer contemplated hereby is being made pursuant to the registration rights agreement.  Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the registered exchange offer without further registration under the Securities Act of 1933 if the holder of the new notes represents to us in the registered exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that “participating broker-dealers,” or broker-dealers that acquired old notes for their own accounts as a result of market-making or other trading activities, receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes.  The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, the Company is required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for such period during which participating broker-dealers are required by law to deliver such prospectus.

Each holder of the notes who wishes to exchange its old notes for new notes in the exchange offer will be required to make certain representations, including that:

(a)   it is neither one of our affiliates nor a broker/dealer tendering old notes acquired directly from us for its own account,

(b)   any new notes to be received by it will be acquired in the ordinary course of its business,

(c)   at the time of commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the new notes, and

(d)   it is not acting on behalf of any person who could not truthfully make the foregoing representations.

We will be required to file a shelf registration statement (1) if any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (2) if for any other reason the exchange offer registration statement is not declared effective within 180 days of the Issue Date or the exchange offer is not consummated within 210 days of the Issue Date, (3) upon the request of an initial purchaser, or (4) upon the request of any holder of the old notes that is not permitted to participate in the exchange offer or does not receive fully tradable new notes pursuant to the exchange offer.

If one of the above four events occurs, we will, at our cost,

(a)   as promptly as practicable, file with the SEC a shelf registration statement covering resales of the old notes,

(b)   use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 by the later of the 210th day after the Issue Date or 45 days after the event requiring the filing of the shelf registration statement, and

(c)   use our best efforts to keep effective the shelf registration statement for a period of two years from the Issue Date (or for such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding).

If we file a shelf registration statement, we will provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes.  A holder of old notes who sells such old notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

In the event that (a) the exchange offer registration statement is not filed with the SEC on or prior to the 90th day after the Issue Date, (b) the exchange offer registration statement is not declared effective on or prior to the 180th after the Issue Date, (c) the exchange offer is not completed on or prior to the 210th day after the Issue Date, (d) a shelf registration statement required to be filed upon the occurrence of the events described above is not declared effective on or prior to the later of 210 days after the Issue Date or 45 days after the event requiring the filing of the shelf registration statement, or (e) the shelf registration statement required to be filed upon the occurrence of the events described above is declared effective but shall later become unusable for more than 30 days in the aggregate (each such event referred to in clauses (a) through (e) above, a “Registration Default”), the interest rate borne by the old notes shall be increased by one-quarter of one percent per annum upon the occurrence of each Registration Default, which increased rate will further increase by one quarter of one percent each 90-day period that such additional interest continues to accrue under any Registration Default, with an aggregate maximum increase in the interest rate equal to 1% per year.  Following the cure of any Registration Default, the accrual of additional interest with respect to the particular Registration Default will cease.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new 7.875% Senior Notes due 2013 for each $1,000 in principal amount of outstanding old notes.  We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date.  Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.  However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under

“—Conditions of the Exchange Offer.”  Old notes may be tendered only in multiples of $1,000.  Holders of notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

As of the date of this prospectus, $175.0 million in aggregate principal amount of the old notes were outstanding.  Solely for reasons of administration, we have fixed the close of business on           , 2005 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.  There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer.  We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act of 1933.

We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent.  The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us.  If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders of old notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer.  We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer.  We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer.  See “—Fees and Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer.  In addition, no one has been authorized to make any recommendation.  Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the SEC.  If any of these events or conditions occur, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or we may waive any condition or amend the terms of the exchange offer.

We expect that the above conditions will be satisfied.  The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion.  Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

Interest

Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the old note, from March 18, 2005.  Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after March 18, 2005.

Expiration Date; Extensions

The expiration date of the exchange offer is         , 2005 at 5:00 p.m., New York City time.  We may extend the exchange offer in our sole discretion.  If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.  We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, in our sole and absolute discretion:

to delay accepting any notes;

to extend the exchange offer;

if any of the conditions under “—Conditions of the Exchange Offer” have not been satisfied, to terminate the exchange offer; and

to waive any condition or otherwise amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes.  Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent.  We will also make a public announcement of the event.  Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any pubic announcement other than by issuing a release to a national news service.

Procedures for Tendering Old Notes

The tender of a holder’s old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal.  Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date.  The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder.  If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested.  Instead of delivery by mail, we recommend that each holder of notes use an overnight or hand delivery service.  In all cases, sufficient time should be allowed to assure timely delivery.

Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf.  If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name.  Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s procedures for the transfer.  To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date.  Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent’s message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

DTC has confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program.  Accordingly, participants in DTC’s Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC’s Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

by a registered holder who has not completed the box entitled “Special Delivery Instructions;” or for the account of an eligible institution, as described below.

If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program.  If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor.  If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing.  The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

As used in this prospectus with respect to the old notes, a “registered holder” is any person in whose name the old notes are registered on the books of the registrar.  An “eligible institution” is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other “eligible guarantor institution” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange.  Our determination will be final and binding.  We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel’s judgment, be unlawful.  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine.  Neither our company nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification.  The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification.  Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

By tendering, you will represent to us that, among other things:

you are not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933;

you will acquire the new notes in the ordinary course of your business;

you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

if you are a broker-dealer that acquired your notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

If you wish to tender your old notes and:

your old notes are not immediately available;

you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal.  Those procedures require that:

tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date.  The new notes will be delivered promptly after the expiration date.  For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under “—The Exchange Agent; Assistance” at any time before 5:00 p.m., New York City time, on the expiration date.  Any such notice of withdrawal must:

specify the name of the person having deposited the old notes to be withdrawn;

identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion.  Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost promptly after withdrawal.  Properly withdrawn old notes may be retendered following the procedures described under “—Procedures for Tendering Old Notes” at any time on or before the expiration date.

The Exchange Agent; Assistance

The Bank of New York is the exchange agent.  All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent.  Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Telephone or Facsimile:
The Bank of New York 101 Barclay Street, 7E New York, New York 10286 Attention:	The Bank of New York 101 Barclay Street Corporate Trust Services Window Ground Level New York, New York 10286 Attention:	Phone: Facsimile: (212) 298-1915

Fees and Expenses

We will bear the expenses of soliciting old notes for exchange.  The principal solicitation is being made by mail by the exchange agent.  Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of our company and our affiliates and by persons so engaged by the exchange agent.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer.  If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.  If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange.  Accordingly, we will recognize no gain or loss for accounting purposes.  The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement.  Holders who do not tender their old notes, except for limited instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.  Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933.  In general, the old notes may be resold only:

•      to us or any of our subsidiaries;

•      inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933;

•      inside the United States to an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, or an “accredited investor” that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

•      outside the United States in compliance with Rule 904 under the Securities Act of 1933;

•      in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

•      under an effective registration statement under the Securities Act of 1933.

Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

Resales of the New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions.  However, we have not sought our own interpretive letter.  Although there has been no indication of any change in the staff’s position, we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties.  Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933.  In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the new notes.  Holders wishing to participate in the exchange offer must make the representations described in “—Procedures for Tendering Old Notes” above.

Any holder of old notes:

•      who is our “affiliate,” as defined in Rule 405 under the Securities Act of 1933;

•      who did not acquire the new notes in the ordinary course of its business;

•      who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

•      who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, new notes;

will be subject to separate restrictions.  Each holder in any of the above categories:

•      will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

•      will not be permitted or entitled to tender old notes in the exchange offer; and

•      must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory “underwriter” within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes.  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes.  The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

Based on the position taken by the staff of the SEC in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes.  Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.  Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes.  See “Plan of Distribution.”  However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer.  This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under “—The Exchange Agent; Assistance.”  Any participating broker-dealer that is our “affiliate” may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

DESCRIPTION OF THE NEW NOTES

The old notes were, and the new notes will be, issued pursuant to an indenture (the “Indenture”), dated as of March 18, 2005, by and between the Company and The Bank of New York, as Trustee (the “Trustee”).  The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes:

will be registered under the Securities Act of 1933; and

will not bear any legends restricting transfer.

The following description is only a summary of the material provisions of the Indenture.  We urge you to read the Indenture because it, not this description, defines your rights as holders of these old notes.  You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.” In the following summary:

“new notes” refers to the registered notes being offered by this prospectus;

“old notes” refers to your old notes that may be exchanged for new notes in the exchange offer;

“notes” refers collectively to the new notes and the old notes; and

references to the “Company” include only AEP Industries Inc. and not its subsidiaries.

You can find the definitions of certain terms used in this description below under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

The Company will issue the new notes solely in exchange for an equal principal amount of old notes in denominations of $1,000 and integral multiples of $1,000.  The Trustee will initially act as Paying Agent and Registrar.  The old notes may be presented for registration of transfer and exchange at the offices of the Registrar.  The Company may change any Paying Agent and Registrar without notice to holders of the old notes.  The Company will pay principal (and premium, if any) on the old notes at the Trustee’s corporate office in New York, New York.  At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of holders of old notes.  Any old notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Brief Description of the Notes

The notes:

•      are general unsecured and unsubordinated obligations of the Company;

•      are pari passu in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Company;

•      are senior in right of payment to all existing and any future subordinated Indebtedness of the Company;

•      are effectively subordinated to all existing and any future secured Indebtedness of the Company, including the Indebtedness of the Company under the Senior Credit Facility, to the extent of the assets securing such Indebtedness; and

•      are effectively subordinated to all existing liabilities of the Company’s subsidiaries and any future liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries.

As of April 30, 2005, the Company had $265.2 million of senior Indebtedness outstanding (including the notes), $48.4 million of which was secured Indebtedness.  In addition, as of April 30, 2005, the Company’s subsidiaries collectively had liabilities of $91.3million, including $57.2 million of liabilities of discontinued operations and excluding all intercompany liabilities.

As of the date of this prospectus, there are no Guarantors.  However, in the future, if a Restricted Subsidiary Guarantees or pledges any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary, other than a guarantee by a Foreign Restricted Subsidiary of Indebtedness of another Foreign Restricted Subsidiary, then such Restricted Subsidiary must Guarantee payment of the notes.  See “—Certain Covenants—Guarantees.”

As of the date of this prospectus, all of our subsidiaries are Restricted Subsidiaries.  However, under the circumstances described below under the definition of “Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of notes with an unlimited principal amount, of which $175.0 million were issued on March 18, 2005.  The Company may issue additional notes (the “Additional Notes”) from time to time after this offering.  Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness.” The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.  Because, however, any Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes.  The Company will issue notes in denominations of $1,000 and integral multiples of $1,000.

The notes will mature on March 15, 2013 and will bear interest at the rate of 7.875% per annum from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for.  Interest will be due and payable semiannually on March 15 and September 15 of each year, commencing September 15, 2005, to the Person in whose name a note is registered (a “Holder”) at the close of business on the preceding March 1 or September 1 (each, a “Record Date”), as the case may be.  Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Holders must surrender the notes to the paying agent for the notes to collect principal payments.  The Company will pay principal and interest by check and may mail interest checks to a Holder’s registered address.

Redemption

Optional Redemption.  The notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after March 15, 2009 and prior to maturity, upon not less than 30 nor more than 60 days notice mailed to each Holder of notes to be redeemed at its address appearing in the register for the notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders on the relevant Record Date to receive interest due on an interest payment date that occurs on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Percentage
2009	103.938%
2010	101.969%
2011 and thereafter	100.000%

In addition, prior to March 15, 2008, the Company may redeem up to 35% of the notes issued under the Indenture (including any Additional Notes) with the net cash proceeds received by the Company from one or more Equity Offerings, at a redemption price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% of the aggregate principal amount of notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after any such redemption (excluding any notes owned by the Company or any of its Affiliates).  Notice of redemption described in this paragraph must be mailed to Holders of notes not later than 60 days following the consummation of the relevant Equity Offering.

Special Redemption.  Prior to September 15, 2005, the Company may call for redemption up to $25.0 million principal amount of the notes issued under the Indenture (including any Additional Notes) with the cash proceeds received by the Company from the Asia/Pacific Operations Sale, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption.  Notice of redemption described in this paragraph must be mailed to Holders of notes not less than 30 days nor more than 60 days prior to the date of redemption, but in no event later than September 15, 2005.

Mandatory Redemption.  The notes will not have the benefit of any sinking fund.

Selection of notes for any partial redemption hereunder shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the notes may be listed or, if the notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair.  Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000.  Notice of redemption will be mailed before the date fixed for redemption to each Holder of notes to be redeemed at his or her registered address.  On and after the date fixed for redemption, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Indebtedness.  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

(i)        Indebtedness of the Company or any Guarantor, if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness would be greater than 2.0 to 1.0;

(ii)       Indebtedness (a) of the Company and any Guarantor Incurred under the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed $150.0 million and (b) of Foreign Restricted Subsidiaries Incurred under working capital or term loan facilities in an aggregate principal amount at any time outstanding not to exceed $50.0 million; provided, however, that the Indebtedness is Incurred denominated and payable in United States dollars or, in the case of a Foreign Restricted Subsidiary, the local currencies of the jurisdictions of the operations of the Foreign Restricted Subsidiary Incurring such Indebtedness, less, in each case, the amount of any prepayments actually made after the Issue Date with respect to such Indebtedness with the Net Available Proceeds of any Asset Dispositions (to the extent, in the case of a revolving credit facility, accompanied by a permanent commitment reduction thereunder);

(iii)      Indebtedness owed by the Company to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided, however, that upon either (I) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or a Restricted Subsidiary or (II) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, the exception provided by this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(iv)     Indebtedness of the Company or any Restricted Subsidiary under any interest rate agreement to the extent entered into to protect the Company or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the notes); provided, however, that the notional amount of such interest rate agreement does not exceed the principal amount of the Indebtedness to which such interest rate agreement relates;

(v)      Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements;

(vi)     Indebtedness Incurred to Refinance any Indebtedness outstanding on the Issue Date, other than Indebtedness permitted pursuant to clause (ii) above, any Indebtedness Incurred under the prior clause (i) above or this clause (vi) or the notes and any related Guarantee; provided, however, that (I) such Indebtedness does not exceed the principal amount (or accreted value, if less) of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and (II)(A) in the case of any Refinancing of Indebtedness that is pari passu with the notes, such Refinancing Indebtedness is made pari passu with or subordinate in right of payment to the notes, and, in the case of any Refinancing of Indebtedness that is subordinate in right of payment to the notes, such Refinancing Indebtedness is subordinate in right of payment to the notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced, (B) in either case, the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, has a final maturity date no earlier than the final maturity date of the Indebtedness being Refinanced, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being Refinanced and does not require redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under the caption “Change of Control” below or a redemption or other retirement at the option of the holder of such Indebtedness which is conditioned on the sale of assets by the Company pursuant to provisions substantially similar to those contained in the Indenture under the caption “Limitation on Certain Asset Dispositions” and (C) any Indebtedness Incurred to Refinance any Indebtedness is Incurred by the obligor on the Indebtedness being Refinanced or by the Company;

(vii)    Indebtedness of the Company under the notes and any related Guarantee and the new notes and any related Guarantee to be issued therefor pursuant to the Registration Rights Agreement in each case excluding any Additional Notes and any related Guarantee;

(viii)   Indebtedness of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above or clauses (ix) through (xiv) below which, together with any other outstanding Indebtedness Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $20.0 million at any time outstanding;

(ix)      Indebtedness outstanding on the Issue Date other than Indebtedness permitted pursuant to clause (ii) above;

(x)       Purchase Money Indebtedness, Attributable Indebtedness and Capital Lease Obligations in an aggregate amount not to exceed $35.0 million at any one time outstanding;

(xi)      Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the

Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(xii)     Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii)    obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that upon the drawing of any such bond such obligation is reimbursed within 30 days of such drawing and provided further, however, in each case such obligations are not for borrowed money; and

(xiv)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five days of its Incurrence.

For purposes of determining compliance with this covenant, guarantees of, or obligations in respect of letters of credit relating to, Indebtedness, which is otherwise included in the determination of a particular amount of Indebtedness, shall not be included.

The Company will not, directly or indirectly, Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the notes to the same extent.  The Company will not permit any Guarantor to Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s note Guarantee to the same extent.

In addition, for purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (xiv) above, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant.  In addition, any Indebtedness (or any portion thereof) originally classified as Incurred pursuant to clauses (i) through (xiv) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.  Notwithstanding the foregoing, Indebtedness under the Senior Credit Facility outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (ii) above.

Limitation on Restricted Payments.  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly,

(i)    declare or pay (without duplication) any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company or any Restricted Subsidiary, excluding any (x) dividends or distributions payable solely in shares of Qualified Stock or in options, warrants or other rights to acquire Qualified Stock, or (y) in the case of any Restricted Subsidiary, dividends or distributions payable to the Company or another Restricted Subsidiary;

(ii)   purchase, redeem, or otherwise acquire or retire for value any shares of Capital Stock of the Company or any Restricted Subsidiary, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares of Capital Stock, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary);

(iii)  make any Investment (other than a Permitted Investment) in, or make any payment on a guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary; or

(iv)  redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a “Restricted Payment”);

if at the time thereof:

(1)   a Default or an Event of Default shall have occurred and be continuing; or

(2)   after giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of the covenant titled “Limitation on Incurrence of Indebtedness” above; or

(3)   upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made on or after the Issue Date exceeds the sum (without duplication) of:

(a)   50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs through the last day of the Company’s most recently ended fiscal quarter for which financial statements are available; plus

(b)   100% of the aggregate net cash proceeds and the fair market value of readily marketable securities received after the Issue Date (A) from the issuance of, or equity contribution received by the Company with respect to, shares of Qualified Stock and warrants, rights or options to purchase or acquire shares of Qualified Stock (other than from a Subsidiary of the Company) and (B) from the Incurrence of Indebtedness of the Company or any Restricted Subsidiary that has been subsequently converted into or exchanged for Qualified Stock; plus

(c)   without duplication of any amounts included in clause (a) above, if the designation of a Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, the proportionate interest of the Company or any Restricted Subsidiary in the fair market value of any such Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of “Unrestricted Subsidiary”; provided, however, that such amount shall not in any case exceed the amount of Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that was treated as a Restricted Payment under the Indenture; plus

(d)   without duplication of any amounts included in clause (a) above, in the case of the disposition or repayment of any Investment (including by way of redemption, repurchase or otherwise) constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the cash proceeds that represents the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes.  For purposes of determining the amount expended for Restricted Payments under this clause (d), property other than cash shall be valued at its fair market value; plus

(e)   any amount which previously qualified as a Restricted Payment made after the Issue Date on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

The foregoing provision will not prohibit:

(i)       any dividend on any class of Capital Stock of the Company or any Restricted Subsidiary paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture;

(ii)      pro rata dividends or other pro rata distributions on, in each case, Common Stock made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation);

(iii)     the exchange or conversion of any Indebtedness of the Company or any Restricted Subsidiary for or into Qualified Stock;

(iv)     so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) for cash of Qualified Stock; provided, however, that the proceeds of such sale of Qualified Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(v)      the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Stock; provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(vi)     so long as no Default or Event of Default has occurred and is continuing, the redemption, repurchase or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the net proceeds of, (A) a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Subsidiary of the Company) of the Company that is contractually subordinated in right of payment to the notes to at least the same extent, which has a final maturity date no earlier than the final maturity date of and an Average Life no less than, in each case, the Subordinated Indebtedness being redeemed, repurchased or retired or (B) a substantially concurrent sale (other than to a Subsidiary of the Company) for cash of Qualified Stock; provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(vii)    the making of Investments in Unrestricted Subsidiaries or joint ventures; provided that the aggregate Net Investments therein shall not exceed $15.0 million at any time;

(viii)   the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company held by any future, present or former employee or director of the Company or any of the Company’s Restricted Subsidiaries or the estate, heirs or legatees of, or any entity controlled by, any such employee or director, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with the termination of such person’s employment for any reason (including by reason of death or disability); provided, however, that the aggregate Restricted Payments made under this clause (viii) does not exceed in any calendar year the sum of (A) $1.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year) and (B) the cash proceeds of key man life insurance policies on the life of any such person received by the Company and its Restricted Subsidiaries after the Issue Date;

(ix)      so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the covenant titled “Limitation on Incurrence of Indebtedness”;

(x)       repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(xi)      so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Consolidated Cash Flow Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2.0 to 1.0;

(xii)     cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(xiii)    the payment, purchase, redemption, defeasance or other acquisition or retirement of Existing Notes, together with any applicable premium with respect thereto and accrued and unpaid interest thereon;

(xiv)   in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness (or, if such Subordinated Indebtedness were issued with original issue discount, 101% of the accreted value thereof), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(xv)    other Restricted Payments in an aggregate amount not to exceed $15.0 million.

Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph), (ix), (xiv) and (xv) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

The Indenture provides that for purposes of this covenant, (i) an “Investment” shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company’s equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments after the Issue Date shall exclude and be reduced by an amount (proportionate to the Company’s equity interest in such Subsidiary) equal to the net worth of an Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is redesignated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary; provided, however, that such amount shall not be included in determining Consolidated Net Income for purposes of subclause (a) of clause (3) of the second preceding paragraph (in each case (i) and (ii) ”net worth” is to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Limitation on Restrictions Affecting Restricted Subsidiaries.  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)    pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

(ii)   make loans or advances to the Company or any other Restricted Subsidiary;

(iii)  transfer any of its property or assets to the Company or any other Restricted Subsidiary, or except for such encumbrances or restrictions existing under or by reason of:

(a)   any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(b)   the Senior Credit Facility;

(c)   any agreement relating to Capital Stock of, or any Indebtedness Incurred by, such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any property or assets of the Company or any Restricted Subsidiary other than such Restricted Subsidiary;

(d)   customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets;

(e)   customary provisions in joint venture agreements entered into in the ordinary course of business;

(f)    any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause (a) or (c) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of the Company;

(g)   the Indenture;

(h)   any agreement relating to any Indebtedness of Foreign Restricted Subsidiaries permitted to be Incurred pursuant to the covenant described under the caption “Limitation on Indebtedness”; provided, however, that (A) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (B) such encumbrances or restrictions would not reasonably be expected to adversely affect the Company’s ability to make principal and interest payments on the notes, as determined in good faith by the Board of Directors of the Company;

(i)    any restriction on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j)    applicable law, rule or regulation or any order or ruling by any governmental authority;

(k)   customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

(l)    Purchase Money Indebtedness that imposes restrictions of the type referred to in clause (iii) of this covenant, or

(m)  restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with the covenant described under the caption “Limitation on Liens” below and restrict the transfer of property subject to such agreements.

Limitation on Liens.  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any Lien on or with respect to the Capital Stock or any property or assets of the Company or such Restricted Subsidiary owned on the Issue Date or thereafter created or acquired or on the income or profits thereof to secure any obligation, without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes and all other amounts due under the Indenture equally and ratably with such obligation so secured (or, in the event that such Indebtedness is Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes will have with respect to such Subordinated Indebtedness) for so long as such Indebtedness shall be so secured.

The foregoing restrictions shall not apply to:

(i)         Liens existing on the Issue Date securing Indebtedness existing on the Issue Date other than Indebtedness permitted to be Incurred under clause (ii) of the covenant described under the caption “Limitation on Incurrence of Indebtedness” above;

(ii)        Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness permitted to be Incurred under clause (ii) of the covenant described under the caption “Limitation on Incurrence of Indebtedness” above;

(iii)       Liens securing only the notes and the Guarantees, if any;

(iv)       Liens in favor of the Company or any Guarantor;

(v)        Liens to secure Purchase Money Indebtedness and Capital Lease Obligations; provided, however, that (a) such Lien does not extend to or cover any other property or assets other than such item of property and any improvements on such item and any insurance proceeds resulting from damage to or destruction of such property or improvements, and (b) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under the caption “Limitation on Incurrence of Indebtedness” above;

(vi)       Liens on property existing immediately prior to the time of acquisition thereof (and not created in connection with or in anticipation or contemplation of the financing of such acquisition);

(vii)      Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof);

(viii)     Liens to secure Indebtedness Incurred to Refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(vii) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such Refinancing;

(ix)       Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(x)        Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(xi)       Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xii)      Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(xiii)     survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(xiv)     judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(xv)      Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(xvi)     Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(xvii)    Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(xviii)   Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness permitted to be Incurred pursuant to the covenant titled “Limitation on the Incurrence of Indebtedness” in an aggregate principal amount that does not exceed 10% of the Consolidated Tangible Assets of the Company as of the most recent quarter-end balance sheet date prior to the time of the Incurrence of Indebtedness to be secured;

(xix)      Liens upon specific items of inventory or other goods and proceeds therefrom of the Company or any Restricted Subsidiary securing the Company’s or any Restricted Subsidiary’s obligations in respect of banker’s acceptances issued or created for the account of the Company or any Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xx)       Liens securing Currency Agreements and interest rate agreements, to the extent the Indebtedness under any such interest rate agreement is permitted by clause (iv) of the covenant titled “Limitation on Incurrence of Indebtedness”;

(xxi)      Liens securing reimbursement obligations with respect to letters of credit obtained in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and

(xxii)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods.

Limitation on Certain Asset Dispositions.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Disposition, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the Company) of the assets or Capital Stock issued or sold or otherwise disposed of and (y) at least 75% of the proceeds from such Asset Disposition when received consists of either (I) cash or Cash Equivalents or (II) property or assets that are used or useful in the business of the Company or a Similar Business, or Capital Stock of any Person primarily engaged in a Similar Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided, however, that the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or Restricted Subsidiary from further liability shall be deemed to be cash for the purposes of this provision.

Subject to provisions of “—Redemption—Special Redemption,” within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Disposition, the Company or such Restricted Subsidiary may apply the Net Available Proceeds from such Asset Disposition to (i) repay Indebtedness secured by such assets or unsubordinated secured indebtedness and, in each case, permanently reduce any related commitment thereunder or (ii) an investment in property, capital expenditures or assets that are used or useful in the business of the Company or a Similar Business, or Capital Stock of any Person primarily engaged in a Similar Business if, as a result of such acquisition by the Company or any Restricted Subsidiary, such Person becomes a Restricted Subsidiary or (iii) with the net proceeds of the Asia/Pacific Operations Sale, in addition to any use of such Net Proceeds as permitted by clauses (i) or (ii) in this paragraph, (x) to repurchase or redeem up to $25.0 million principal amount of notes as provided in “—Redemption—Special Redemption” and/or (y) repay Indebtedness under any revolving credit facility portion of the Senior Credit Facility (regardless of whether the related commitment thereunder is permanently reduced).

To the extent all or part of the Net Available Proceeds of any Asset Disposition are not applied as described in the immediately preceding paragraph within the time periods set forth therein (the “Net Proceeds Utilization Date”) (such Net Available Proceeds, the “Unutilized Net Available Proceeds”), the Company shall, within ten business days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding notes and Pari Passu Indebtedness, pro rata up to a maximum principal amount (expressed as a multiple of $1,000) of notes and Pari Passu Indebtedness equal to such Unutilized Net Available Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $15.0 million, at which time the entire amount of such Unutilized Net Available Proceeds, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph.  Pending the final application of any such Net Available Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Available Proceeds in Cash Equivalents.  To the extent that the aggregate amount of notes and Pari Passu Indebtedness tendered pursuant to an Offer to Purchase is less than the Unutilized Net Available Proceeds, the Company may use any remaining proceeds for general corporate purposes.  If the aggregate principal amount of notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Unutilized Net Available Proceeds, the Trustee shall select the notes to be purchased in the manner described in the definition of Offer to Purchase.  Upon completion of any such Offer to Purchase, the amount of Unutilized Net Available Proceeds shall be reset at zero.

These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under “—Mergers, Consolidations and Certain Sales of Assets” below.

In the event that the Company makes an Offer to Purchase the notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

In addition, no assurances can be given that the Company will be able to acquire notes tendered upon an Offer to Purchase.  The ability of the Company to pay cash to the holders of notes in an Offer to Purchase may be limited by its then existing financial resources.  The Senior Credit Facility restricts the Company from purchasing any notes and also provides that certain asset sale events with respect to the Company would constitute a default under the Senior Credit Facility.  In addition, future debt agreements or other agreements of the Company may contain similar provisions.  If the Company does not obtain a waiver or consent permitting such payment or repay such Indebtedness, the Company will remain prohibited from repurchasing the notes.  In such event, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Indebtedness.  None of the provisions relating to an Offer to Purchase are waivable by the Board of Directors of the Company or the Trustee.

Limitation on Transactions with Affiliates.  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction with any of their respective Affiliates (other than the Company or a Wholly Owned Subsidiary), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis with a Person that is not such an Affiliate; provided, however, that (x) in any transaction involving aggregate consideration in excess of $5.0 million, the Company shall deliver an officer’s certificate to the Trustee stating that a majority of the disinterested directors of the Board of Directors of the Company have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis between unaffiliated parties and (y), if the aggregate consideration is in excess of $10.0 million, the Company shall also obtain, prior to the consummation of the transaction, the favorable opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the Company or such Restricted Subsidiary, from a financial point of view.

The provisions of this covenant shall not apply to:

(i)     transactions permitted by the provisions of the Indenture described above under the caption “—Limitation on Restricted Payments” above;

(ii)    reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company and the Restricted Subsidiaries as determined in good faith by the Board of Directors of the Company;

(iii)   loans or advances to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(iv)   transactions made in accordance with agreements in existence on the Issue Date (including pursuant to any amendment thereto; provided, however, that any such amendment is not more disadvantageous to the Holders in any material respect);

(v)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which, in the reasonable determination of a majority of the members of the Board of Directors of the Company or the senior management thereof, are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vi)   any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute a transaction with an Affiliate solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; and

(vii)  the issuance or sale of any Qualified Stock of the Company.

Limitation on Sale and Lease-Back Transactions.  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1)   the Company or such Restricted Subsidiary, as applicable, could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Lease-Back Transaction;

(2)   the gross cash proceeds of that Sale and Lease-Back Transaction are at least equal to the fair market value of the property that is the subject of that Sale and Lease-Back Transaction; and

(3)   the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Limitation on Certain Asset Dispositions.”

Change of Control.  Within 30 days following the date of the consummation of a transaction resulting in a Change of Control or, at our option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced, the Company will commence an Offer to Purchase all outstanding notes at a purchase price in cash equal to 101% of their principal amount plus accrued and unpaid interest to the Purchase Date; provided that the consummation of any such Offer to Purchase commenced prior to such Change of Control actually occurring shall be subject to such Change of Control occurring.  Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof.  Each holder shall be entitled to tender all or any portion of the notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a note tendered must be in an integral multiple of $1,000 principal amount.

In the event that the Company makes an Offer to Purchase the notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

With respect to the sale of assets referred to in the definition of “Change of Control,” the phrase “all or substantially all” of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances.  As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company has occurred.  In addition, no assurances can be given that the Company will be able to acquire notes tendered upon the occurrence of a Change of Control.  The ability of the Company to pay cash to the holders of notes upon a Change of Control may be limited by its then existing financial resources.  The Senior Credit Facility currently restricts the Company from purchasing any notes and also provides that certain change of control events with respect to the Company would constitute a default under the Senior Credit Facility.  In addition, future debt agreements or other agreements of the Company may contain similar provisions.  If the Company does not obtain a waiver or consent permitting such payment or repay such Indebtedness, the Company will remain prohibited from repurchasing the notes.  In such event, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Indebtedness.  None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee.

The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates.  In addition, such provisions may not necessarily afford the holders of the notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

Guarantees.  The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary; provided, however, that the foregoing shall not apply to any Foreign Restricted Subsidiary solely as a result of such Foreign Restricted Subsidiary guaranteeing Indebtedness of any other Foreign Restricted Subsidiary.  Such Guarantee shall be senior to or pari passu with the guarantee by such Subsidiary of such other Indebtedness.  The form of the Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)   immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)   either:

(a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or the jurisdiction of organization of that Guarantor and assumes all the obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)   such sale or other disposition or consolidation or merger complies with the covenant described under the caption “—Certain Covenants—Limitation on Certain Asset Dispositions.”

The Guarantee of a Guarantor will be released:

(1)   in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described under the caption “—Certain Covenants—Limitation on Certain Asset Dispositions”;

(2)   if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3)   upon the release or discharge of the guarantee or pledge which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or pledge.

The Company may, at its option, cause any of its Subsidiaries to be a Guarantor.

Provision of Financial Information.  Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections or any successor provision thereto if the Company were so required.  The Company shall file such documents with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents if the Company were so required.  The Company shall also in any event (a) within 15 days of each Required Filing Date, file with the Trustee, and promptly upon written request by a beneficial holder or prospective holder of notes deliver to such holders or prospective holders, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any beneficial holder or prospective holder of notes.

Mergers, Consolidations and Certain Sales of Assets.  The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the “Surviving Entity”), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the notes and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis and treating any Indebtedness which becomes an obligation of the Company or any of its such Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” above; (iv) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under “—Certain Covenants—Limitation on Liens” above, the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the notes as required by said covenant.  The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary or the release of any Guarantor in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under “—Certain Covenants— Limitation on Certain Asset Dispositions” above.

Events of Default

The following are Events of Default under the Indenture:

(a)   failure to pay principal of (or premium, if any, on) any note when due;

(b)   failure to pay any interest on any note when due, continued for 30 days;

(c)   default in the payment of principal of and interest on notes required to be purchased pursuant to an Offer to Purchase as described under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Certain Asset Dispositions” above when due and payable;

(d)   failure to perform or comply with any of the provisions described under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(e)   failure to perform any other covenant or agreement of the Company under the Indenture or the notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding notes;

(f)    default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Material Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

(g)   the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Material Subsidiaries (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(h)   certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and

(i)    any Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under the Guarantee (other than by reason of a release of such Guarantor from the Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.  If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.  For information as to waiver of defaults, see “—Modification and Waiver.”

The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in any payment with respect to the notes or a Default or Event of Default in complying with “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets,” the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the notes.

No holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.  However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)   either:

(a)   all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)   no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)   the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

The Company must also deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the notes and the Guarantees (except for the Company’s obligation to pay the principal of (and premium, if any, on) and the interest on the notes and such Guarantors’ guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the notes to maturity or to redemption, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company’s exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company’s deposit of funds pursuant to this provision becoming or being deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.  In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of “—Events of Default” above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate all of its substantive obligations and all of the substantive obligations of the Guarantors in respect of the notes and the Guarantees (including the Company’s obligation to pay the principal of (and premium, if any, on) and interest on the notes and such Guarantors’ guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the notes to maturity or to redemption, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable U.S. federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company’s exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company’s deposit of funds pursuant to this provision becoming or being deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

Governing Law

The Indenture, the notes and the Guarantee are governed by the laws of the State of New York without regard to principles of conflicts of laws.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby,

(a)   change the Stated Maturity of the principal of any note;

(b)   alter the optional redemption provisions of any note or the Indenture in a manner adverse to the holders of the notes,

(c)   reduce the principal amount of any note;

(d)   reduce the rate of or extend the time for payment of interest on any note;

(e)   change the place or currency of payment of principal of or interest on any note;

(f)    modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any note or the Guarantee, or the modification and amendment of the Indenture and the notes (other than to add sections of the Indenture or the notes which may not be amended, supplemented or waived without the consent of each holder affected);

(g)   reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the notes or for waiver of any Default;

(h)   waive a default in the payment of principal of, interest on, or redemption payment with respect to, any note (except a rescission of acceleration of the notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(i)    modify the ranking or priority of the notes or the Guarantees in any manner adverse to the Holders;

(j)    release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture; or

(k)   modify any of the provisions (including the definitions relating thereto) relating to any Offer to Purchase required under the covenants described under “—Certain Covenants— Limitation on Certain Asset Dispositions” or “—Certain Covenants—Change of Control” in a manner materially adverse to the holders of notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by the Company with certain restrictive provisions of the Indenture.  Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or the notes to:

(1)   cure any ambiguity, defect or inconsistency;

(2)   provide for uncertificated notes in addition to or in place of certificated notes;

(3)   provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)   make any change that would provide any additional rights benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)   comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)   comply with the provisions described under “—Certain Covenants—Guarantees”;

(7)   evidence and provide for the acceptance of appointment by a successor Trustee; or

(8)   provide for the issuance of Additional notes in accordance with the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the Indenture, the Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the notes.  Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

The Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture.  During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise.  The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture.  Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person’s becoming a Restricted Subsidiary or such acquisition, as the case may be.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asia/Pacific Operations Sale” means the sale of (i) all or any substantial portion of the assets of AEP Industries (Australia) Pty Limited, AEP Industries (NZ) Limited or any of their respective subsidiaries (collectively, the “Asia/Pacific Subsidiaries”) to any person other than an Affiliate of the Company or (ii) all of the capital stock of the Asia/Pacific Subsidiaries, including and together with the merger or consolidation of the Asia/Pacific Subsidiaries with any other Person, to any Person other than an Affiliate of the Company.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

(i)    shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares or shares of Subsidiaries of the Company that are not Domestic Subsidiaries that are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), or

(ii)   property or assets of the Company or any Restricted Subsidiary of the Company; provided, however, that an Asset Disposition shall not include:

(a)   any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any Wholly Owned Subsidiary;

(b)   any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

(c)   any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $1.0 million;

(d)   the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(e)   the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with “—Certain Covenants—Limitation on Liens” above;

(f)    any Restricted Payment or Permitted Investment permitted by “—Certain Covenants— Limitation on Restricted Payments” above;

(g)   any disposition of property or assets in the ordinary course of business or of property or assets that are obsolete, worn-out, damaged, fully depreciated or otherwise unsuitable for use in the Company’s or any Restricted Subsidiary’s business;

(h)   the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Certain Covenants—Mergers, Consolidations and Certain Sales of Assets” above;

(i)    any disposition that constitutes a Change of Control;

(j)    a disposition of cash or Cash Equivalents; or

(k)   the good faith surrender or waiver of contract rights, tort claims or statutory rights.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction by the Company or any Restricted Subsidiary of the Company means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

“Bankruptcy Code” means Title 11, United States Code.

“Board of Directors” means:

(i)    with respect to a corporation, the board of directors of the corporation;

(ii)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(iii)  with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligations” means the obligations of the Company or any Restricted Subsidiary to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP.  The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

“Cash Equivalents” means

(i)       United States dollars and local currency held by a Foreign Restricted Subsidiary of the Company from time to time in the ordinary course of business;

(ii)      marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

(iii)     commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s Investors Service, Inc. or   “A-1” or better by Standard & Poor’s Rating Services or an equivalent rating or better by any other nationally recognized securities rating agency;

(iv)     certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase;

(v)      money market funds substantially all of whose assets comprise securities of the type described in clauses (ii) through (iv) above and (vi) and (vii) below;

(vi)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(vii)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services; and

(viii)   solely in respect of the cash management activities of the Foreign Restricted Subsidiaries of the Company, equivalents to the investments described in clause (ii) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Restricted Subsidiary operates and equivalents of investments described in clause (iv) above issued, accepted or offered by the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Restricted Subsidiary which bank has combined capital, surplus and undivided profits totaling more than $500,000,000.

“Change of Control” means the occurrence of any of the following events (whether or not otherwise permitted by the Indenture):

(i)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

(ii)   the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company; or

(iii)  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Cash Flow Available for Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period, plus (iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

“Consolidated Cash Flow Ratio” of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) Consolidated Fixed Charges for such period; provided, however, that all Incurrences and repayments of Indebtedness (including the Incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) (including pursuant to a merger or acquisition of Capital Stock or otherwise) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period, except that Indebtedness under the Senior Credit Facility shall be deemed to be the average daily balance of such Indebtedness during such four-quarter period).  Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividends on any series of Preferred Stock and Disqualified Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any Person means for any period, without duplication, (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (including, without limitation, (i) any amortization of debt discount, (ii) the net costs under interest rate agreements, (iii) all capitalized interest, (iv) imputed interest with respect to Attributable Indebtedness and (iv) the interest portion of any deferred payment obligation) and (b) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(a)   the net income (but not loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof);

(b)   non-cash gains and losses due solely to fluctuations in currency values;

(c)   the net income (but not loss) of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions, representing such Person’s proportionate share of such other Person’s net income for such period, actually paid in cash to such Person by such other Person during such period;

(d)   gains or losses (other than for purposes of calculating Consolidated Net Income under clause (3) under “—Certain Covenants—Limitation on Restricted Payments” above) on Asset Dispositions by such Person or its Restricted Subsidiaries;

(e)   all extraordinary or non-recurring gains and losses determined in accordance with GAAP;

(f)    in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets; and

(g)   the cumulative effective of a change in accounting principles.

“Consolidated Tangible Assets” means, as of any date, all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, less the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Continuing Director” means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company’s stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect such Person against, or to expose such Person to, fluctuations in currency values entered into in the ordinary course of business and not for the purpose of speculation.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company, on the date of issuance thereof; provided, however, that the net cash proceeds received by the Company from the issuance of such Designated Preferred Stock are excluded from the calculation set forth in clause (3) of the first paragraph of “—Certain Covenants— Limitation on Restricted Payments” above.

“Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the notes.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants— Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code in respect of a substantial trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

“Equity Offering” means an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding any registration statements filed on  Form S-8 or any successor form).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Existing Notes” means the 9.875% Senior Subordinated Notes due 2007 issued by the Company pursuant to an Indenture between the Company and The Bank of New York, as trustee, dated November 19, 1997.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

“Government Obligations” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means the guarantee of the notes by each Guarantor under the Indenture.

“Guarantor” means any Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture and such Subsidiary’s successors and assigns until released from their obligations under their Guarantees and the Indenture in accordance with the terms of the Indenture.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing).  Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, indebtedness, whether or not contingent:

(i)       in respect of borrowed money;

(ii)      evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(iii)     in respect of letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(iv)     in respect of the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities, in each case, arising in the ordinary course of business which are not overdue by more than 90 days from their original due date or which are being contested in good faith);

(v)      in respect of Capital Lease Obligations of such Person;

(vi)     representing interest rate agreements or Currency Agreements of such Person;

(vii)    representing Attributable Indebtedness; and

(viii)   every type of indebtedness referred to in clauses (i) through (vi) and in the sentence immediately following this clause (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of such Person, and any Preferred Stock of a Subsidiary of such Person.  Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person.  The amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment” by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.  For purposes of the “Limitation on Restricted Payments” covenant above, the amount of any investment shall be the original cost of such investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment.

“Issue Date” means the date of original issuance of the notes under the Indenture.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Material Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries, would constitute a “significant subsidiary” within the meaning of Article I of Regulation S-X of the Securities Act and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Material Subsidiaries and as to which any event described in clauses (f), (g) and (h) of “Events of Default” above has occurred, would constitute a Material Subsidiary under clause (a) of this definition.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

(i)    all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(ii)   all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(iii)  all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

(iv)  appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP or in an escrow or similar arrangement against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve, escrow or similar arrangement is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions”); and

(v)   all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“Net Investment” means the excess of (i) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by the Company or any Restricted Subsidiary on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary) over (ii) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be (and have not been) included in clause (3) of the first paragraph described under “—Certain Covenants—Limitation on Restricted Payments”; provided, further, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture the amounts referred to in clause (ii) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

“Offer To Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the notes on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture).  Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of notes within five Business Days after the Expiration Date.  The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.  The Offer shall contain all the information required by applicable law to be included therein.  The Offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the Offer to Purchase.  The Offer shall also state:

(1)   the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2)   the Expiration Date and the Purchase Date;

(3)   the aggregate principal amount of the outstanding notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4)   the purchase price to be paid by the Company for each $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5)   that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6)   the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7)   that interest on any note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8)   that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9)   that each holder electing to tender all or any portion of a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

(10) that holders will be entitled to withdraw all or any portion of notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

(11) that (a) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such notes and (b) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any holder whose note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of the Indenture.

“Pari Passu Indebtedness” means Indebtedness of the Company ranked pari passu in right of payment with the notes.

“Permitted Holder” means J. Brendan Barba, his spouse, his lineal descendants, their spouses and trusts for the exclusive benefit of any of the foregoing persons.

“Permitted Investments” means:

(i)       Investments in Cash Equivalents;

(ii)      Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary;

(iii)     deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(iv)     any acquisition of the Capital Stock of any Person; provided, however, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary;

(v)      trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(vi)     endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(vii)    any interest rate agreements or Currency Agreements with an unaffiliated Person otherwise permitted by clause (iv) or (v) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(viii)   Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under “—Certain Covenants—Limitation on Certain Asset Dispositions” above;

(ix)      loans or advances to employees of the Company or any Restricted Subsidiary in an aggregate amount not to exceed $1.5 million at any one time outstanding;

(x)       any Investment in the Company or any Restricted Subsidiary;

(xi)      any Investment existing on the Issue Date and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(xii)     additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xii) that at the time outstanding, not to exceed $15.0 million;

(xiii)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and

(xiv)   Investments the payment for which consists of Capital Stock of the Company (exclusive of Disqualified Stock); provided, however, that the issuance of such Capital Stock is not included in the calculation set forth in the clause (3) of the first paragraph of “—Certain Covenants— Limitation on Restricted Payments” above.

“Person” means any individual, corporation, limited or general partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase” above.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property (real or personal), including equipment; provided, however, that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost, as applicable, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

“Qualified Stock” means any Capital Stock of the Company other than Disqualified Stock.

“Refinance” means refinance, renew, extend, replace or refund; and “Refinancing” and “Refinanced” have correlative meanings.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Senior Credit Facility” means the Loan and Security Agreement, dated as of November 20, 2001, as amended, among the Company, Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation, as Agent, and the lenders party thereto, including any deferrals, renewals, extensions, replacements, Refinancings or refundings thereof, or amendments, restatements, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditors, or group of creditors or comprised of one or more facilities or agreements and including related notes, guarantee agreements, security agreements and other instruments and agreements executed in connection therewith.

“Similar Business” means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the business of the Company and the Restricted Subsidiaries on the Issue Date.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor (whether outstanding on the date hereof or hereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary.  Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.  The Indenture provides that the Board of Directors of the Company shall not designate any Subsidiary of the Company to be an Unrestricted Subsidiary (a) unless such designation is made in accordance with “—Certain Covenants—Limitation on Restricted Payments” and (b) if, after such designation, (i) the Company or any other Restricted Subsidiary (x) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or contingently liable for any Indebtedness of such Subsidiary, (ii) a default with respect to any Indebtedness of such Subsidiary (including the exercise of any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, or (iii) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.  The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (a) no Default shall have occurred and be continuing and (b) all Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if Incurred at such time, be permitted to be Incurred under the Indenture.

“Voting Stock” of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

The old notes are currently represented by one or more fully registered global notes without interest coupons (each, a “Global Note”).  The new notes issued in exchange for the old notes will be represented by one or more fully registered Global Notes without interest coupons and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in limited circumstances.  See “—Certificated Securities” for more information about the circumstances in which certificated notes may be issued.

Transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provision of Section 17A of the Exchange Act.  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations.  Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

The Global Notes

Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with DTC (“participants”) or persons who hold interests through participants.  Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and the notes.  No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures.

Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof.  None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent Global Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a Holder is entitled to give or take under the notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee.

The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers.  Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.  If a Holder requires physical delivery of certificated notes for any reason, including to sell notes to persons in states which require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated notes.  Upon any such issuance, the Trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose accounts an interest in the notes is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Note.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the anticipated material United States federal income tax consequences of the exchange offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker dealers, insurance companies, expatriates, tax-exempt organizations, or persons that are, or hold their bonds through, partnerships or other pass-through entities), or to persons who hold the new notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. This summary deals only with persons who hold the new notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Holders are urged to consult their tax advisors as to the particular United States federal tax consequences to them of the exchange offer, as well as the effects of state, local and non-United States tax laws.

For United States federal income tax purposes, the exchange of an old note for a new note pursuant to the exchange offer will not be a taxable event for an exchanging holder; the new note will be treated as the continuation of the old note in the hands of such holder.  Accordingly, the exchanging holder will not recognize any gain or loss on the exchange, and such holder will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in respect of the old notes surrendered in the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.  This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.  Until         , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers.  New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes.  Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933.  The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.  See “The Exchange Offer—Resales of the New Notes” for additional information on resales of the new notes.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of AEP Industries Inc. and its subsidiaries as of October 31, 2004 and 2003, and for each of the years in the three-year period ended October 31, 2004, included in our Current Report on Form 8-K, dated June 16, 2005, which is incorporated by reference in this prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report also appearing therein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Members and Managers

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Restated Certificate of Incorporation

ARTICLE Fifteenth of the Registrant’s Restated Certificate of Incorporation provides as follows:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If after approval by the stockholders of this provision the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors, considered for the purposes of this Article FIFTEENTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Item 21.  Exhibits and Financial Statement Schedules

See index to exhibits, which is incorporated by reference.

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(1)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)           To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(4)           To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AEP Industries Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Hackensack, State of New Jersey, on June 16, 2005.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
Paul M. Feeney
Chief Financial Officer, Executive Vice President,
Finance, and Director

Each person whose signature appears below constitutes and appoints J. Brendan Barba and Paul M. Feeney, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the SEC, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 16, 2005.

/s/ J. Brendan Barba
J. Brendan Barba
Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ Paul M. Feeney
Paul M. Feeney
Chief Financial Officer, Executive Vice President,
Finance, and Director (Principal Financial and
Accounting Officer)

/s/ Kenneth Avia
Kenneth Avia
Director

/s/ Richard E. Davis
Richard E. Davis
Director

/s/ Frank P. Gallagher
Frank P. Gallagher
Director

/s/ Paul E. Gelbard
Paul E. Gelbard
Director

/s/ Lee C. Stewart
Lee C. Stewart
Director

/s/ Lawrence R. Noll
Lawrence R. Noll
Director

INDEX TO EXHIBITS

Exhibit Number	Description
3(a)

Restated Certificate of Incorporation of the Company as filed April 11, 1997 (incorporated by reference to Exhibit 3(a) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997)

3(b)	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4 to Registrant’s Current Report on Form 8-K, dated October 11, 1996)

4.1

Indenture dated as of March 18, 2005, between the Company and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K, dated March 22, 2005)

4.2

Registration Rights Agreement, dated as of March 18, 2005, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as initial purchasers (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K, dated March 22, 2005)

5.1**	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the securities

10(a)	1985 Stock Option Plan of the Company (incorporated by reference to Exhibit 10(mm) to Amendment No. 2 to the Registration Statement on Form S-1, No. 33-2242)

10(b)

The Employee Profit Sharing and 401(k) Retirement Plan and Trust as adopted March 3, 1993 (incorporated by reference to Exhibit 10(g) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 1993)

10(c)	1995 Stock Option Plan of the Company (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8, No. 33-58747)

10(d)	1995 Employee Stock Purchase Plan of the Company (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8, No. 33-58743)

10(e)

Lease, dated as of March 20, 1990, between the Company and Phillips and Huyler Assoc., L.P. (incorporated by reference to Exhibit 10(aa) to Registrant’s Annual Report on Form 10-K for the year ended October 31, 1990)

10(f)(1)

Loan and Security Agreement, dated as of November 20, 2001, among the Company, the Congress Financial Corporation (now known as Wachovia Bank, National Association), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 1 to Registrant’s Current Report on Form 8-K, dated December 5, 2001)

10(f)(2)

Amendment No. 1 to Loan and Security Agreement, dated December 9, 2001, among the Registrant, Congress Financial Corporation (now known as Wachovia Bank, National Association), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005)

10(f)(3)

Amendment No. 2 to Loan and Security Agreement, dated July 10, 2002, among the Registrant, Congress Financial Corporation (now known as Wachovia Bank, National Association), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005)

10(f)(4)

Amendment No. 3 to Loan and Security Agreement, dated October 16, 2002, among the Registrant, Congress Financial Corporation (now known as Wachovia Bank, National Association), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005)

10(f)(5)

Amendment No. 4 to Loan and Security Agreement, dated February 3, 2005, among the Registrant, Congress Financial Corporation (now known as Wachovia Bank, National Association), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005)

10(f)(6)

Consent and Amendment No. 5 to Loan and Security Agreement, dated February 25, 2005, among the Registrant, Wachovia Bank, National Association (as successor by merger to Congress Financial Corporation), as Agent, and the financial institutions party thereto (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005)

10(g)(1)

Purchase Agreement, dated as of June 20, 1996, without exhibits, between the Company and Borden, Inc. (incorporated by reference to Exhibit C-1 to Registrant’s Current Report on Form 8-K, dated June 20, 1996)

10(g)(2)

Amendment No. 1, dated as of October 11, 1996, to the Purchase Agreement, dated as of June 20, 1996, between the Company and Borden, Inc. (incorporated by reference to Exhibit 1(b) to Registrant’s Current Report on Form 8-K, dated October 11, 1996)

10(g)(3)

Combined Financial Statements of Borden Global Packaging Operations as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 (incorporated by reference to Annex F to Registrant’s Proxy Statement, dated September 11, 1996)

10(h)(1)

Governance Agreement, dated as of June 20, 1996, without exhibits, between the Company and Borden, Inc. (incorporated by reference to Exhibit C-2 to Registrant’s Current Report on Form 8-K, dated June 20, 1996)

10(h)(2)

Amendment No. 1, dated as of October 11, 1996, to the Governance Agreement, dated as of June 20, 1996, between the Company and Borden, Inc. (incorporated by reference to Exhibit 2(b) to Registrant’s Current Report on Form 8- K, dated October 11, 1996)

10(i)(1)

Employment Agreement, effective as of November 1, 2004, between the Company and J. Brendan Barba, incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 13, 2005.

10(i)(2)	Employment Agreement, effective as of November 1, 2004, between the Company and Paul M. Feeney, incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated May 13, 2005.

10(i)(3)	Employment Agreement, effective as of November 1, 2004, between the Company and John J. Powers, incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated May 13, 2005.

10(i)(4)	Employment Agreement, effective as of November 1, 2004, between the Company and David J. Cron, incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated May 13, 2005.

10(i)(5)

Employment Agreement, effective as of November 1, 2004, between the Company and Paul C. Vegliante, incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated May 13, 2005.

21	List of subsidiaries of AEP Industries Inc. at January 28, 2005 (incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K for the year ended October 31, 2005)

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Mayer, Brown, Rowe & Maw LLP (included in the opinion filed as Exhibit 5.1 hereto)

24*	Power of Attorney (included as part of signature page hereto)

25*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Clients

99.4*	Form of Letter to DTC Participants

* Filed herewith.

** To be filed by amendment.